     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 8, 1994



                                                       REGISTRATION NO. 33-52209

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                AMENDMENT NO. 1


                                       TO



                                    FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          BETHLEHEM STEEL CORPORATION
             (Exact name of Registrant as specified in its charter)

                     DELAWARE                                          24-0526133
           (State or other jurisdiction                             (I.R.S. Employer
         of incorporation or organization)                         Identification No.)

                               1170 EIGHTH AVENUE
                       BETHLEHEM, PENNSYLVANIA 18016-7699
                                 (610) 694-2424
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)

                            G. PENN HOLSENBECK, ESQ.
                          BETHLEHEM STEEL CORPORATION
                               MARTIN TOWER 1960
                               1170 EIGHTH AVENUE
                       BETHLEHEM, PENNSYLVANIA 18016-7699
                                 (610) 694-7430
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

                        CALCULATION OF REGISTRATION FEE

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- ------------------------------------------------------------------------------------------------------------
                                                                                PROPOSED
                                                                PROPOSED        MAXIMUM
                                                                MAXIMUM        AGGREGATE         AMOUNT
TITLE TO EACH CLASS OF                     AMOUNT TO BE      OFFERING PRICE     OFFERING    OF REGISTRATION
SECURITIES TO BE REGISTERED                 REGISTERED        PER UNIT(1)       PRICE(1)         FEE(2)

- ------------------------------------------------------------------------------------------------------------

Common Stock........................... 17,250,000 shares(3)     $21.375      $368,718,750      $135,473
- ------------------------------------------------------------------------------------------------------------
Preference Stock Purchase Rights(4)....   17,250,000 rights       N/A             N/A             N/A
- ------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------



(1) Based on the Price to Public per share of the Common Stock.



(2) Includes $110,044 previously calculated and paid pursuant to Rule 457(c) under the Securities Act of 1933 on the basis of the high and low prices ($23.125 per share) of the Registrant's Common Stock on the New York Stock Exchange Composite Tape on February 4, 1994 and an additional $25,429 paid herewith pursuant to Rule 457(a) on the basis of the Price to Public ($21.375 per share) of the additional shares of the Common Stock registered hereby.



(3) Includes 2,250,000 shares which the Underwriters have options to purchase to cover over-allotments, if any.



(4) Rights are evidenced by certificates for shares of the Common Stock and automatically trade with such Common Stock. The value attributable to such Rights, if any, is reflected in the market price of the Common Stock.

                             ---------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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

                                EXPLANATORY NOTE


     This Registration Statement contains a Prospectus relating to a public offering in the United States and Canada of an aggregate of up to 14,662,500 shares of Common Stock of Bethlehem Steel Corporation (the "U.S. Offering"), together with alternate Prospectus pages relating to a concurrent international offering outside the United States and Canada of an aggregate of up to 2,587,500 shares of Common Stock of Bethlehem Steel Corporation (the "International Offering"). The complete Prospectus for the U.S. Offering follows immediately after this Explanatory Note. Following such Prospectus are the alternate pages to be included in the Prospectus for the International Offering, which consist of the front and back cover pages for such Prospectus and sections captioned "Underwriting," "Legal Matters" and "Experts," which replace the corresponding sections of the Prospectus for the U.S. Offering. All other pages and sections of the Prospectus apply for both the U.S. Offering and the International Offering.

PROSPECTUS



15,000,000 SHARES


BETHLEHEM STEEL CORPORATION
COMMON STOCK
($1.00 PAR VALUE)


Of the 15,000,000 shares of Common Stock of Bethlehem Steel Corporation ("Bethlehem" or the "Company") offered, 12,750,000 shares are being offered hereby in the United States and Canada (the "U.S. Offering") and 2,250,000 shares are being offered in a concurrent international offering outside the United States and Canada (the "International Offering" and, collectively with the U.S. Offering, the "Offerings"), subject to transfers between the U.S. Underwriters and the International Underwriters. The Price to Public and the Underwriting Discount per share will be identical for the Offerings. The closing of each of the U.S. Offering and the International Offering is conditioned upon the closing of the other such Offering. See "Underwriting."



The Common Stock of Bethlehem is listed under the symbol "BS" on the New York Stock Exchange ("NYSE") and the Chicago Stock Exchange ("CSE"). On March 7, 1994, the last sale price of Bethlehem's Common Stock as reported on the New York Stock Exchange Composite Tape was $21.50 per share.


PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER MATTERS DISCUSSED UNDER THE CAPTION "INVESTMENT CONSIDERATIONS."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
- --------------------------------------------------------------------------------

                                              PRICE TO          UNDERWRITING     PROCEEDS TO
                                              PUBLIC            DISCOUNT         BETHLEHEM(1)


Per Share..................................... $21.375          $0.75            $20.625
Total(2)...................................... $320,625,000     $11,250,000      $309,375,000


- --------------------------------------------------------------------------------

(1) Before deduction of expenses payable by Bethlehem estimated to be $468,000.


(2) Bethlehem has granted to the U.S. Underwriters and the International Underwriters 30-day options to purchase up to 1,912,500 additional shares and 337,500 additional shares, respectively, of Common Stock at the Price to Public less the Underwriting Discount solely to cover over-allotments, if any. If all such additional shares are purchased by the Underwriters, the total Price to Public, Underwriting Discount and Proceeds to Bethlehem will be $368,718,750, $12,937,500, and $355,781,250, respectively. See
    "Underwriting."



The shares of Common Stock are offered subject to receipt and acceptance by the Underwriters, to prior sale and to the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the shares will be made at the office of Salomon Brothers Inc, Seven World Trade Center, New York, New York, or through the facilities of The Depository Trust Company, on or about March 15, 1994.


SALOMON BROTHERS INC
                 J.P. MORGAN SECURITIES INC.
                                   MORGAN STANLEY & CO. INCORPORATED

The date of this Prospectus is March 8, 1994.

     IN CONNECTION WITH THE OFFERINGS, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THE OUTSTANDING $5.00 CUMULATIVE CONVERTIBLE PREFERRED STOCK, THE OUTSTANDING $2.50 CUMULATIVE CONVERTIBLE PREFERRED STOCK, THE OUTSTANDING $3.50 CUMULATIVE CONVERTIBLE PREFERRED STOCK AND THE OUTSTANDING COMMON STOCK OF BETHLEHEM AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK OR CHICAGO STOCK EXCHANGES, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                             AVAILABLE INFORMATION

     Bethlehem is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices in New York (Seven World Trade Center (Thirteenth Floor), New York, New York 10048) and in Chicago (Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661). Copies of such materials can be obtained at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Such materials also can be inspected at the offices of The New York Stock Exchange (20 Broad Street, New York, New York 10005) and the Chicago Stock Exchange (440 South LaSalle Street, Chicago, Illinois 60605).

     Bethlehem has filed with the Commission a Registration Statement on Form S-3 (herein, together with all amendments and exhibits thereto, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement and the exhibits and schedules thereto.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed with the Commission by Bethlehem (File No. 1-1941) are incorporated by reference in this Prospectus:

          1. Bethlehem's Annual Report on Form 10-K for the year ended December 31, 1992.

          2. Bethlehem's Amendment No. 2 on Form 10-K/A to Bethlehem's Annual Report on Form 10-K for the year ended December 31, 1992.

          3. Bethlehem's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1993.

          4. Bethlehem's Current Report on Form 8-K dated March 5, 1993.

          5. The description of Bethlehem's Common Stock set forth in Article Fourth of Bethlehem's Restated Certificate of Incorporation.

          6. Bethlehem's Registration Statement on Form 8-A dated October 4, 1988, relating to Bethlehem's Preference Stock Purchase Rights.

     All documents filed by Bethlehem pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the Offerings shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Bethlehem hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein or in any incorporated document. Requests should be directed to Bethlehem Steel Corporation, Secretary, 1170 Eighth Avenue, Bethlehem, Pennsylvania 18016-7699 (Telephone Number: 610-694-7430).

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus. Unless otherwise indicated, all information in this Prospectus assumes that the Underwriters' over-allotment options will not be exercised. See "UNDERWRITING."

                          BETHLEHEM STEEL CORPORATION

     Bethlehem Steel Corporation ("Bethlehem" or the "Company", which terms as used herein include, where applicable, the consolidated subsidiaries of Bethlehem Steel Corporation) is the second largest steel producer in the United States. Bethlehem is engaged primarily in the manufacture and sale of a wide variety of steel mill products. Flat-rolled products currently account for approximately 80 percent of Bethlehem's steel segment sales, and structural and rail products account for most of its remaining steel segment sales. Bethlehem's products are sold principally to the construction, automotive, machinery, service center, transportation and container markets.

     Bethlehem's strategic objective is to be recognized by its customers as a premier supplier of high quality, cost effective steel products based on its contribution to their success. To achieve this objective, Bethlehem has concentrated and is continuing to concentrate essentially all its resources on improving and realigning its steel operations and rebuilding its financial strength. Bethlehem will continue to drive for significant cost reductions, efficiencies and quality improvements throughout its businesses and operations. Bethlehem believes that with these efforts and a continuation of the economic and steel market recoveries it will be profitable for the year 1994. See "RECENT DEVELOPMENTS -- Business Outlook."

                           INVESTMENT CONSIDERATIONS

     PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY CERTAIN FACTORS RELATING TO BETHLEHEM. SEE "INVESTMENT CONSIDERATIONS."

                                 THE OFFERINGS


Common Stock Offered
  U.S. Offering....................  12,750,000 shares
  International Offering...........  2,250,000 shares
                                     ------------
          Total....................  15,000,000 shares
Common Stock Outstanding
  Before the Offerings(1)..........  91,520,720 shares
  After the Offerings..............  106,520,720 shares
Use of Proceeds....................  All or substantially all of the net proceeds from the
                                     Offerings will be contributed to Bethlehem's pension
                                     fund. Any net proceeds not used for pension funding will
                                     be used for general corporate purposes, including
                                     capital expenditures for modernization. See "USE OF
                                     PROCEEDS."
NYSE and CSE Symbol................  BS


- ---------------


(1) As of March 4, 1994.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
            (DOLLARS AND SHARES IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                              YEAR ENDED DECEMBER 31,(1)
                                                               --------------------------------------------------------
                                                                 1993        1992        1991        1990        1989
                                                               --------    --------    --------    --------    --------
EARNINGS STATISTICS:
Net sales....................................................  $4,323.4    $4,007.9    $4,317.9    $4,899.2    $5,250.9
Estimated restructuring losses(2)............................    (350.0)         --      (635.0)     (550.0)     (105.0)
Income (loss) from operations................................    (295.2)     (203.0)     (774.9)     (439.1)      276.2
Cumulative effect of changes in accounting(3)................        --      (340.0)         --          --          --
Net income (loss)(4).........................................    (266.3)     (550.3)     (812.7)     (459.3)      254.5
Per Common Share:
  Income (loss) before cumulative effect of changes in
    accounting...............................................  $  (3.37)   $  (2.86)   $ (11.01)   $  (6.39)   $   3.05
  Net income (loss)(4).......................................  $  (3.37)   $  (7.01)   $ (11.01)   $  (6.39)   $   3.05
  Dividends..................................................        --          --    $   0.40    $   0.40    $   0.20
Weighted average Common Shares outstanding...................      90.9        82.0        76.1        75.7        74.9

                                                                                  AT DECEMBER 31,(1)
                                                               --------------------------------------------------------
                                                                 1993        1992        1991        1990        1989
                                                               --------    --------    --------    --------    --------
BALANCE SHEET STATISTICS:
Cash and cash equivalents....................................  $  228.9    $  208.2    $   83.8    $  273.5    $  530.5
Current ratio................................................       1.7X        1.6X        1.7X        2.1X        2.4X
Total assets.................................................  $5,876.7    $5,493.0    $4,708.3    $4,947.1    $5,354.3
Total debt and capital lease obligations.....................     813.8       796.0       871.2       663.8       724.1
Stockholders' equity.........................................     696.6       789.4     1,186.1     2,046.0     2,555.7
Total debt and capital lease obligations as a percent of
  invested capital...........................................        54%         50%         42%         24%         22%

                                                                               YEAR ENDED DECEMBER 31,
                                                              ---------------------------------------------------------
                                                                1993         1992        1991        1990        1989
                                                              ---------    --------    --------    --------    --------
OTHER STATISTICS:
Capital expenditures........................................  $   327.1    $  328.7    $  563.9    $  488.0    $  421.3
Raw steel to finished product yield.........................         84%         83%         82%         81%         81%
Percent cast--flat-rolled products..........................         86%         86%         86%         83%         71%
Steel products shipped (net tons in thousands)(5)...........      9,016       9,062       8,376       8,865       9,779
Raw steel production capability (net tons in thousands).....     11,500      16,000      16,000      16,000      16,000
Raw steel production (net tons in thousands)(6).............     10,303      10,544      10,022      10,924      12,181
Average number of employees receiving pay...................     20,700      24,900      27,500      29,600      30,500

- ---------------

(1) During 1993, Bethlehem changed the method of valuing inventories from the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method. This change in the method of valuing inventories had no effect on the 1993 loss per share. Prior years' financial statements have been restated to reflect this change. See Note B to the Consolidated Financial Statements.

(2) In 1993, Bethlehem recorded a $350 million restructuring charge ($290 million after tax) principally for a revised modernization plan for its Bethlehem Structural Products subsidiary and for the book value of the idled coke plant at its Sparrows Point Division. See Note D to the Consolidated Financial Statements.

(3) In 1992, Bethlehem recorded a $340 million net charge for the adoption of two new Financial Accounting Standards Board Statements, No. 106, Accounting for Postretirement Benefits Other Than Pensions, and No. 109, Accounting for Income Taxes. See Note B to the Consolidated Financial Statements.

(4) Net income (loss) excluding restructuring charges and the cumulative effect of accounting changes and related per Common Share amounts were $23.7 million and ($.18) for 1993, ($210.3) million and ($2.86) for 1992, ($177.7)
    million and ($2.66) for 1991, $90.7 million and $.88 for 1990 and $359.5 million and $4.45 for 1989.

(5) Shipments of the Basic Steel Operations segment excluding discontinued facilities were 9.0 million net tons for 1993, 8.4 million net tons for 1992, 7.6 million net tons for 1991, 8.0 million net tons for 1990, and 8.8 million net tons for 1989.

(6) Raw steel production excluding discontinued facilities was 10.3 million net tons in 1993, 10.0 million net tons in 1992, 9.3 million net tons in 1991,
    10.0 million net tons in 1990 and 11.3 million net tons in 1989.

                           INVESTMENT CONSIDERATIONS

     Prospective investors should carefully consider the following investment considerations, which could have a material adverse affect on the value of the shares of Common Stock offered hereby.

CERTAIN FACTORS RELATING TO BETHLEHEM

  Net Losses for 1993, 1992 and 1991

     Bethlehem reported net losses of $266 million in 1993, $550 million in 1992 and $813 million in 1991. The net loss for 1993 includes a $290 million after tax restructuring charge principally for a revised modernization plan for Bethlehem's Structural Products subsidiary and for the book value of the idled coke plant at the Sparrows Point Division. See Note D to the Consolidated Financial Statements. The net loss for 1992 includes a $340 million net charge representing the cumulative effect of adopting two new Financial Accounting Standards Board Statements, Accounting for Postretirement Benefits Other Than Pensions (Statement No. 106) and Accounting for Income Taxes (Statement No.
109). The net loss for 1991 includes an after tax restructuring charge of $635 million. Excluding restructuring charges and the cumulative effect of accounting changes, Bethlehem had net income of $24 million in 1993 compared to net losses of $210 million for 1992 and $178 million for 1991.

  Steel Price Sensitivity

     Bethlehem's results of operations are significantly affected by relatively small (on a percentage basis) variations in the realized prices for its products. Bethlehem's Basic Steel Operations segment shipped 9.0 million net tons of steel products and recorded sales of $4,217 million during 1993, implying an average realized price per ton of approximately $470. A one percent increase or decrease in this implied average realized price during 1993 would, on a pro forma basis, have resulted in an increase or decrease in net sales and pre-tax income of approximately $42 million. Bethlehem's average realized steel prices declined by a total of five percent from 1990 through 1993. Bethlehem benefited from higher realized steel prices during 1993, principally for hot and cold rolled sheet products. However, Bethlehem's average realized steel prices on a constant mix basis were only one percent higher in 1993 than in 1992. Competitive pressures in the steel industry are severe. These pressures could limit Bethlehem's ability to obtain further price increases, or could lead to a further decline in prices, which would have a material adverse effect upon Bethlehem.

  Substantial Employee Postretirement Obligations

     Bethlehem has substantial financial obligations related to its employee postretirement plans for pensions and healthcare. Moreover, due to the excess of projected benefit obligations over pension fund assets, Bethlehem's annual pension expense is substantially higher on a per ton basis than that of most other domestic steel producers. This pension expense, combined with postretirement healthcare expense, puts Bethlehem at a competitive disadvantage with respect to such costs compared to most other domestic steel producers. As of December 31, 1993, Bethlehem's consolidated balance sheet reflects liabilities of $1.61 billion and $1.58 billion for the actuarial present value of unfunded accumulated benefit obligations for pensions and postretirement benefits other than pensions, respectively. The calculation of the actuarial present value of the accumulated benefit obligations for active employees assumes continued employment with projections for retirements, deaths, resignations and discharges. If the actual retirement of active employees is significantly earlier than projected (for plant closings or other reasons), the accumulated benefit obligations would increase substantially. The charges for employees terminated as a result of plant shutdowns or restructurings vary depending upon the demographics of the workforce, but could be approximately $100,000 per employee. The recording of these charges could result in a material adverse impact on Bethlehem's financial condition because of the increase in recorded liabilities, decrease in stockholders' equity and increases in required contributions to the pension fund and retiree healthcare payments.

     During 1993, long-term interest rates in the United States declined about 100 basis points. As a result, at December 31, 1993 Bethlehem reduced the discount rate used to calculate the actuarial present value of its accumulated benefit obligation for pensions by 100 basis points from the rate used at December 31, 1992. This decline in the discount rate increased the pension liability recorded on Bethlehem's balance sheet by about $360 million, increasing the related intangible asset by about $300 million with the remaining $60 million ($50 million after tax) being charged to additional paid in capital as required by generally accepted accounting principles. If interest rates change at December 31, 1994 from December 31, 1993, Bethlehem might again be required to change the discount rate used to calculate the actuarial present value of the accumulated benefit obligation for pensions. For each 25 basis point change in such discount rate, Bethlehem's pension liability changes by about $100 million. A 25 basis point decline in such discount rate would result in a charge to additional paid in capital of about $80 million on an after tax basis. A 25 basis point increase in such discount rate would reduce the recorded pension liability by about $100 million and, depending on the then market value of its pension trust fund assets (which at December 31, 1993 was $3.4 billion), eliminate the current $50 million charge to additional paid in capital. While the same reduction in the discount rate as of December 31, 1993 and potential future reductions also apply to the actuarial present value of Bethlehem's accumulated benefit obligation for postretirement benefits other than pensions, principally healthcare and life insurance, they do not result in any increase in the recorded liability or potential charge to equity because of different required accounting principles.

     Bethlehem has contributed amounts to its pension fund substantially in excess of amounts required under current law and regulations. As a result, Bethlehem currently has a funding standard credit balance which would allow it under current law and regulations to defer all pension funding for at least two years, although it presently has no plans to do so. Legislation has been introduced into Congress which could potentially increase Bethlehem's required future annual pension contributions to its pension plans. The prospects for passage of such legislation are currently uncertain. Had this legislation, as currently proposed, been in effect in 1992 and 1993, Bethlehem's required contribution to its pension fund would have increased by about $125 million and $25 million, respectively, decreasing Bethlehem's funding standard credit balance. The specific increase in required pension contributions which this proposed legislation would require in future years will depend on the specific actuarial facts and circumstances in each year.

  Restructuring Charges

     During the last five years, Bethlehem has shut down or restructured facilities and operations and has reduced its annual steelmaking capability from
16.0 million tons to 11.5 million tons. Bethlehem has recorded charges of approximately $1.6 billion in connection with these actions, including a $350 million restructuring charge ($290 million after tax) reflected in its results for 1993. See Note D to the Consolidated Financial Statements. Although Bethlehem has no current plans to do so, if it becomes necessary for Bethlehem to shut down or restructure additional businesses and operations in the future, it could incur substantial, additional charges in the process. The recording of these charges could have a material adverse impact on Bethlehem's financial condition because of the increase in recorded liabilities and decrease in stockholders' equity.

  Restrictions on Common Stock Dividends

     Under the provisions of its 10 3/8% Senior Notes, Bethlehem's ability to pay dividends on its Common Stock is restricted. See Note M to the Consolidated Financial Statements. At December 31, 1993, $39 million was available for the payment of Common Stock dividends under these provisions. This amount will be increased by the amount of the net proceeds of the Offerings. In accordance with Bethlehem's policy, future dividends on Bethlehem's Common Stock will be determined by the Board of Directors (subject to any applicable restrictions) on the basis of attained results and the business outlook.

  Environmental Regulation

     Bethlehem incurs substantial costs in complying with Federal, state and local environmental laws and regulations. Bethlehem's total expense for environmental compliance (excluding interest costs but including depreciation) was approximately $125 million in 1993, $130 million in 1992 and $145 million in 1991, while environmental compliance-related capital expenditures were $35 million in 1993, $18 million in 1992 and $102 million in 1991. Bethlehem currently estimates that capital expenditures for environmental compliance will range from $35 million to $50 million in each of the next two years. Bethlehem expects to be able to continue to address environmental concerns in the ordinary course of business on terms satisfactory to it. However, in view of the scope of the applicable laws, and the possibility of unanticipated factual or regulatory developments, the amount and timing of future environmental expenditures could vary substantially from those currently anticipated. See
"BUSINESS -- General -- Environmental Control and Cleanup Expenditures."

FACTORS RELATING TO THE STEEL INDUSTRY

  Cyclicality

     The domestic steel industry is highly cyclical in nature. Domestic integrated producers suffered substantial losses in the first half of the 1980s as a result of a number of factors, including recessionary conditions, a high level of steel imports, the strength of the United States dollar against other currencies, worldwide production overcapacity, increased domestic and international competition, high labor costs and inefficient plants. During the second half of the 1980s, domestic steel producers benefited from improved industry conditions as steel demand increased substantially, the value of the dollar declined against other currencies, the level of steel imports receded, excess capacity was reduced through restructurings, and facilities were modernized. These favorable conditions reached their peak in 1988 when domestic industry earnings reached record levels. Steel demand and pricing began to decline in the latter half of 1989 and the domestic industry has reported substantial losses, including restructuring and other charges, during recent years. A recovery in steel markets is currently underway and domestic steel producers reported improved results in 1993 compared to 1992. Although the recovery in steel markets is expected to continue in 1994, there can be no assurance as to the extent of any future improvement in domestic industry earnings.

  Overcapacity

     Annual United States raw steel production capability has been reduced from 155 million tons in 1982 to 110 million tons in 1993. This reduction has resulted in higher utilization rates. Average utilization of domestic industry capability improved from 60 percent in the 1982-1986 period to 83 percent in the 1987-1991 period and was 82 percent in 1992 and approximately 87 percent in 1993. Despite these improvements, steel consumption in the United States has not grown with the overall economy in recent years and excess production capacity continues to exist in certain product lines in domestic markets and, to a greater extent, worldwide. Industry overcapacity has resulted in an intensely competitive environment.

  Competition

     Mini-mills. Domestic integrated producers, such as Bethlehem, have lost market share in recent years to domestic mini-mills. Mini-mills provide significant competition in certain product lines, including structural shapes and hot rolled sheets. Mini-mills are relatively efficient, low-cost producers that produce steel from scrap in electric furnaces, have lower employment and environmental costs and target regional markets. Thin slab casting technologies have allowed mini-mills to enter certain sheet markets which have traditionally been supplied by integrated producers. One mini-mill has constructed two such plants and announced its intention to start a third in a joint venture with another steel producer. Certain companies have announced plans for, or have indicated that they are currently considering, additional mini-mill plants for sheet products in the United States.

     Imports; Adverse ITC Rulings. Domestic steel producers face significant competition from foreign producers and have been adversely affected by unfairly traded imports. Imports of finished steel products accounted for approximately 14 percent of the domestic market in 1993 and approximately 16 percent of the domestic market in 1992 and 1991. Many foreign steel producers are owned, controlled or subsidized by their governments. Decisions by these foreign producers with respect to production and sales may be influenced to a greater degree by political and economic policy considerations than by prevailing market conditions.

     In 1992, Bethlehem and eleven other domestic steel producers filed extensive unfair trade cases with the United States Department of Commerce ("DOC") and the United States International Trade Commission ("ITC") covering imports of flat-rolled carbon steel products. In June 1993, the DOC imposed final antidumping and subsidy margins averaging 37 percent for all products under review. In July 1993, the ITC made final determinations that material injury had occurred in cases representing an estimated 51 percent of the dollar value and 42 percent of the volume of all flat-rolled carbon steel imports under investigation. In the four product categories, injury was found in cases relating to 97 percent of the volume of plate steel, 92 percent of the volume of higher value-added corrosion resistant steel, 37 percent of the volume of cold rolled steel and none of the hot rolled steel. Imports of products not covered by affirmative ITC injury determinations may increase as a result of the ITC determinations which may have an adverse effect on Bethlehem's shipments of these products and the prices it realizes for such products. Bethlehem and the other domestic producers who filed these cases have appealed the negative decisions of the ITC and are vigorously defending appeals brought by foreign producers involving decisions favorable to domestic producers. These appeals are proceeding before the Court of International Trade in New York and decisions are not expected before the second half of 1994. Future increases in other steel imports are also possible, particularly if the value of the dollar should rise in relation to foreign currencies or if legislation implementing the recently concluded GATT Uruguay Round agreement is enacted in a form which substantially weakens United States trade laws.

     Reorganized/Reconstituted Mills. The intensely competitive conditions within the domestic steel industry have been exacerbated by the continued operation, modernization and upgrading of marginal steel production facilities through bankruptcy reorganization procedures, thereby perpetuating overcapacity in certain industry product lines. Overcapacity is also perpetuated by the continued operation of marginal steel production facilities that have been sold by integrated steel producers to new owners, which operate such facilities with a lower cost structure.

     Steel Substitutes. In the case of many steel products, there is substantial competition from manufacturers of products other than steel, including plastics, aluminum, ceramics, glass, wood and concrete.

  Environmental Regulation; Strict, Joint and Several CERCLA Liability

     Domestic steel producers, including Bethlehem, are subject to stringent Federal, state and local environmental laws and regulations concerning, among other things, air emissions, waste water discharges, and solid and hazardous waste disposal. Under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA", also known as "Superfund"), the United States Environmental Protection Agency (the "EPA") has authority to impose liability for site remediation on waste generators, past and present site owners and operators, and transporters regardless of fault or the legality of the original disposal activity. Liability is strict, joint and several. Domestic producers have expended, and can be expected to expend in the future, substantial amounts for compliance with these environmental laws and regulations. The costs of environmental compliance may place domestic steel producers at a competitive disadvantage with respect to foreign steel producers, which are not subject to environmental requirements as stringent as those in the United States, and producers of materials that compete with steel, which may not be required to undertake equivalent costs in their operations.

                              RECENT DEVELOPMENTS

RECENT FINANCIAL RESULTS

     Bethlehem reported net losses of $243 million and $266 million for the fourth quarter and year 1993, compared to net losses of $56 million and $550 million for the comparable periods of 1992. Excluding restructuring charges and the cumulative effect of accounting changes, Bethlehem had net income of $24 million for 1993 and $47 million for the fourth quarter of 1993 compared to net losses of $210 million and $56 million for the comparable periods in 1992. These improvements resulted principally from higher shipments, lower operating costs per ton and an improved product mix. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION."

BUSINESS OUTLOOK

     Bethlehem expects continued improvement in demand in 1994 from major steel markets such as automotive, construction and machinery. The trend is also encouraging for increased demand for higher value-added products, such as the coated sheets being produced on Bethlehem's new galvanizing lines at Burns Harbor and Sparrows Point, and for further restoration of fair value for its products. A continued economic and steel market recovery coupled with only a modest rise in steel imports should result in 1994 domestic industry shipments which match or exceed 1993's estimated 87 million tons.


     During January and February 1994, Bethlehem had increased operating costs and reduced shipments as a result of severe winter weather conditions and blast furnace operating problems at Bethlehem Structural Products Corporation and, as expected, is continuing to incur additional costs in connection with capital projects underway at its Burns Harbor Division. Despite these higher costs, Bethlehem believes that with its ongoing implementation of cost reductions, efficiencies and quality improvements throughout its businesses and operations and a continuation of the economic and steel market recoveries it will be profitable for the year 1994.

                                   BETHLEHEM

     Bethlehem is the second largest steel producer in the United States and is engaged primarily in the manufacture and sale of a wide variety of steel mill products. Bethlehem also produces and sells coal and other raw materials, repairs ships and offshore drill rigs and manufactures and sells forgings and castings. Bethlehem's principal executive offices are located at 1170 Eighth Avenue, Bethlehem, Pennsylvania 18016-7699, and its telephone number is (610) 694-2424.

BETHLEHEM'S STRATEGY

     Bethlehem's strategic objective is to be recognized by its customers as a premier supplier of high quality, cost effective steel products based on its contribution to their success. To achieve its objective, Bethlehem has concentrated and is continuing to concentrate essentially all its resources on improving and realigning its steel operations and rebuilding its financial strength. During the past ten years, Bethlehem has substantially upgraded and improved its two large flat-rolled steel plants at Burns Harbor, Indiana, and Sparrows Point, Maryland, with capital expenditures totaling more than $2.7 billion. These two Divisions account for approximately 80 percent of Bethlehem's steel segment sales, with sales principally to the automotive, construction, machinery, service center, transportation and container markets. Most of Bethlehem's remaining steel segment sales come from two other business units, Bethlehem Structural Products Corporation in Bethlehem, Pennsylvania and Pennsylvania Steel Technologies, Inc., in Steelton, Pennsylvania. Bethlehem will continue to drive for significant cost reductions, efficiencies and quality improvements throughout its businesses and operations. Bethlehem believes that with these efforts and a continuation of the economic and steel market recoveries it will be profitable for the year 1994. See "RECENT
DEVELOPMENTS -- Business Outlook."

     Despite intensely competitive steel industry conditions (see "INVESTMENT CONSIDERATIONS"), Bethlehem has made significant progress during the last decade in improving the competitiveness of its steel operations.

     - The Burns Harbor Division is recognized, based on its low operating costs, high product quality and superior customer service, as one of the world's premier steel producing facilities, serving primarily the automotive and capital goods markets.

     - The Sparrows Point Division has undergone extensive modernization and is now an efficient producer of high quality flat-rolled products with an increasing position in the growing light construction market.

     - Pennsylvania Steel Technologies is the largest domestic rail producer and is currently implementing a modernization program to establish it as the low cost North American producer of high quality railroad rails and specialty blooms.

     - Bethlehem Structural Products Corporation has a strong position in the Northeastern construction market and has announced a modernization plan under which this business will focus on the production of light and medium wide-flange sections, which comprise about 80 percent of the wide-flange market in the United States.

     Bethlehem continues to take actions to further strengthen its competitive position. During 1993, Bethlehem:

     - Established each of its principal operating facilities as a separate business unit with its own marketing, sales and customer service functions and responsibility for its own financial performance;

     - Negotiated new, separate six year labor agreements at its principal business units which are expected to improve productivity through work rule flexibility;

     - Entered into an information technology partnership agreement with Electronic Data Systems which will provide Bethlehem with increased access to diverse and rapidly changing information technologies at reduced cost;

     - Took additional steps to control health care costs, including establishing a family health care center for employees, retirees and dependents in the Bethlehem, Pennsylvania area;

     - Received ISO 9000 quality certification at Sparrows Point, making this Division the first domestic integrated steel facility to receive this internationally recognized measure of quality management systems;

     - Commenced a rebuild of a coke oven battery and construction of a coal injection facility at Burns Harbor, which will lower this Division's operating costs;

     - Progressed with Pennsylvania Steel Technologies' $70 million modernization program, with completion planned for the second half of 1994; and

     - Achieved numerous production and performance records at its operating facilities.

  Concentrating on Value-Added Flat-Rolled Steel Products

     Bethlehem has been concentrating most of its resources on improving its two flat-rolled product business units, the Burns Harbor Division and the Sparrows Point Division. During the past ten years, it has made capital expenditures at these two business units totaling more than $2.7 billion, primarily to reduce costs, enhance product mix and improve product quality. Bethlehem has been recognized by many of its major customers for superior product quality and service. The Burns Harbor Division has received major automotive quality awards from each of Ford, GM, Auto Alliance (formerly Mazda) and Nissan. In 1993, the Sparrows Point Division became the first integrated steel facility in the United States to be certified to the ISO 9000 Standard, the internationally recognized measure of quality management systems. Bethlehem's marketing efforts have been directed toward increasing its sales of products contributing higher profit margins, principally in the automotive, construction, machinery and container industries. These products include new, more sophisticated coated sheet steels that are stronger, lighter, more formable and more corrosion resistant, such as hot-dip galvanized, electrogalvanized, Galvalume(R), galvannealed, zinc nickel, and zinc nickel with organic and universal coatings, high strength low alloy and baked hardenable steels. Principally as a result of the addition of the three new hot-dip galvanizing lines described below, Bethlehem anticipates that by 1995 approximately 45 percent of its product mix will be in higher valued coated sheet and plate products compared to approximately 30 percent in 1992 and 35 percent in 1993.

     Burns Harbor Division. The Burns Harbor Division, located near Chicago, produces high quality sheet and plate products for the automotive, construction, machinery, and service center markets. Burns Harbor is the newest integrated steel plant in North America, with an annual raw steel production capability of approximately five million tons. With its modern equipment, efficient plant layout and material flow, low cost and high quality raw material supply and high productivity, Bethlehem believes that Burns Harbor has the lowest operating costs of any integrated steel plant in North America and has among the lowest costs of any integrated steel plant in the world. At less than three manhours per ton of steel shipments, Burns Harbor's productivity is significantly better than that of the average of the integrated steel producers. Bethlehem believes that Burns Harbor is cost competitive with thin slab casting technology and its product quality, level of product sophistication and customer service is superior to that of the mini-mills and reconstituted mills. A new hot-dip galvanizing line, which completed its first full year of operation in 1993, is providing high quality, value-added galvanized and galvannealed sheet products to meet the automotive industry's corrosion-free vehicle body objectives. A new coal injection facility is also being constructed at Burns Harbor which will lower this Division's operating costs through elimination of the consumption of natural gas and reduction in the use of coke in the blast furnaces. See "BUSINESS --

Operations -- Burns Harbor Division" for a more detailed description of the operations of the Burns Harbor Division.

     Bethlehem participates in a joint venture which owns and operates a 400,000 ton per year electrogalvanizing line at Walbridge, Ohio. This facility produces corrosion resistant sheet steel primarily for the automobile industry and other consumer durables markets. Burns Harbor provides cold rolled coils for 75 percent of Walbridge's annual capacity and is responsible for marketing its share of the finished product.

     Sparrows Point Division. The Sparrows Point Division, located near Baltimore, produces sheets, plates and tin mill products for the construction, container and service center markets. As a result of capital expenditures totaling approximately $1.5 billion during the past ten years, the Division has significantly modernized its facilities. These modernization expenditures have been a contributing factor in helping the Division improve its productivity to less than four manhours per ton of shipments. With its ocean access, Sparrows Point has favorable transportation costs for its raw materials and is one of the few flat-rolled product facilities geographically positioned to serve steel markets in the eastern and southern United States as well as export markets.

     A substantial modernization of Sparrows Point's hot-strip mill was recently completed. Benefits of the modernized mill include improved yields, improvements in product quality, increased productivity at both the hot mill and the caster and an increased customer base. The new mill utilizes thicker slabs, enabling Sparrows Point to expand its cast slab production by about 20 percent to approximately 3.5 million tons per year without any increase in the workforce. Essentially 100 percent of the Division's steel production is now continuously cast. In addition, the modernized mill produces coils about twice the size of its previous capability, significantly improving productivity and providing the ability to supply additional customers.

     A new hot-dip galvanizing line, which completed its first full year of operation in 1993, is providing high quality, value-added coated sheets for the growing metal building and roofing markets. This line has increased the percentage of value-added products produced by Sparrows Point. See
"BUSINESS -- Operations -- Sparrows Point Division" for a more detailed description of the operations of the Sparrows Point Division.

     Bethlehem is participating in a joint venture known as Double G Coatings Company, L.P., which is building a 270,000 ton per year sheet coating line near Jackson, Mississippi. The new line, which is scheduled to start up in the second quarter of 1994, will produce galvanized and Galvalume(R) coated sheets primarily for the construction market. Sparrows Point will provide cold rolled coils for approximately half of Double G's annual capacity and will be responsible for marketing its share of the finished product.

  Structural Products

     Bethlehem Structural Products Corporation. Structural Products produces structural steel shapes and piling products primarily for the building and construction markets, and accounted for approximately 10 percent of Bethlehem's 1993 steel segment sales. In early 1993, Bethlehem announced a modernization program for Structural Products, the first phase of which would have cost more than $100 million, and Structural Products entered into a separate, new labor contract with the United Steelworkers of America ("USWA"). See
"BUSINESS -- General -- Employees and Employment Costs."

     On January 26, 1994, Bethlehem announced a revised modernization plan for Structural Products. Under the plan, Structural Products will focus on the production and sale of light and medium wide-flange sections, which comprise about 80 percent of the wide-flange market in the United States. The revised plan is the result of a number of market developments, including a reduction in the demand for heavy wide-flange sections caused by reduced high-rise building construction activity, continued low occupancy rates in commercial buildings, trends toward lighter construction in buildings and delays in the rebuilding of the nation's infrastructure.

     Structural Products will continue to manufacture heavy wide-flange structurals (which accounted for approximately one-third of this business' 1993 production) until it phases out its iron and steelmaking operations by 1996, as previously announced. Its 44-inch structural rolling mill complex will be upgraded and modernized and will be sourced with lower cost, continuously cast steel produced primarily at Pennsylvania Steel Technologies' newly modernized state-of-the-art operations in Steelton, Pennsylvania. The revised plan is expected to result in competitive costs with substantially lower investment requirements (expected to be in the range of $25-$35 million) than the previously announced modernization plan and should permit production of wide-flange sections of up to 27 inches. Other benefits include higher utilization of the 44-inch structural rolling mill, higher utilization of the steelmaking facilities at Pennsylvania Steel Technologies, improved product quality and better utilization of Bethlehem's overall financial and other resources.

     While Structural Products faces intense competition from lower cost mini-mill producers, it has a number of competitive strengths. They include product niches in sheet piling and custom special sections, established relationships and reputation with the fabricating industry, a strong position in the Northeastern construction market and marketing and distribution strategies that differentiate it from the mini-mills, such as providing preliminary design analysis, field sales support, cutting to length, cambering and other processing, and distributing directly to end-users. Bethlehem also anticipates that Structural Products will benefit from an increasing use of steel in lieu of concrete in certain construction applications as a result of steel's increased cost competitiveness compared to concrete.

  Rail Products and Pipe

     Pennsylvania Steel Technologies, Inc. Pennsylvania Steel Technologies, located near Harrisburg, Pennsylvania, produces railroad rails, specialty blooms, carbon and alloy bars and large diameter pipe for the rail transportation, forging, rerollers and oil and gas industries, and accounted for approximately six percent of Bethlehem's 1993 steel segment sales. It is one of two domestic rail producers, and has the largest share of the United States rail market. In 1993, rail imports represented about 19 percent of United States rail consumption, about two-thirds of which is premium head hardened rail that is not currently available in sufficient quantities from domestic sources.

     A $70 million modernization program is underway at Pennsylvania Steel Technologies to establish it as the low cost North American producer of high quality railroad rails and specialty blooms. The program, which is expected to be completed during the second half of 1994, will enable this business to produce premium head hardened rails and includes the installation of state-of-the-art steelmaking facilities, including a new DC electric arc furnace, a ladle furnace and a vacuum degassing unit capable of producing 1.3 million tons of steel per year through its continuous caster. These actions should enable Pennsylvania Steel Technologies to further increase its share of the domestic rail market, to benefit from an anticipated increase in the level of rail demand, and to provide low cost continuously cast blooms to Structural Products. See "BUSINESS -- Operations -- Pennsylvania Steel Technologies, Inc."

                                USE OF PROCEEDS


     The net proceeds from the Offerings are estimated to be $308,907,000 ($355,313,250 if the over-allotment options granted to the U.S. Underwriters and the International Underwriters are exercised in full). Bethlehem intends to contribute all or substantially all of the net proceeds to its pension fund, which will reduce Bethlehem's recorded liabilities for its defined benefit pension plans. This will improve Bethlehem's capital structure and overall financial condition, reduce its annual pension expense by improving pension fund earnings and provide additional flexibility regarding future funding requirements. Any net proceeds not used for pension funding will be used for general corporate purposes, including capital expenditures for modernization.


                          PRICE RANGE OF COMMON STOCK

     Bethlehem's Common Stock is listed on the New York and Chicago Stock Exchanges. The table below sets forth, for the periods indicated, the high and low sales prices of Bethlehem's Common Stock, as reported on the New York Stock Exchange Composite Tape.


                                                                     HIGH       LOW
                                                                   --------   --------
        1992:
          First Quarter..........................................  $ 17.250   $ 12.750
          Second Quarter.........................................    16.625     12.875
          Third Quarter..........................................    15.375     11.500
          Fourth Quarter.........................................    16.625     10.000
        1993:
          First Quarter..........................................    20.000     14.875
          Second Quarter.........................................    21.000     16.375
          Third Quarter..........................................    19.125     12.875
          Fourth Quarter.........................................    20.625     13.750
        1994:
          First Quarter (through March 7, 1994)..................    24.250     19.250



     See the cover page of this Prospectus for a recent reported sales price of Bethlehem's Common Stock on the New York Stock Exchange Composite Tape.


     Bethlehem has not paid a dividend on its Common Stock since the fourth quarter of 1991. In addition, Bethlehem's ability to pay dividends on its Common Stock is limited by the provisions of its 10 3/8% Senior Notes. See "INVESTMENT CONSIDERATIONS -- Certain Factors Relating to Bethlehem -- Restrictions on Common Stock Dividends." In accordance with Bethlehem's policy, future dividends on its Common Stock will be determined by the Board of Directors (subject to any applicable restrictions) on the basis of attained results and the business outlook.

                                 CAPITALIZATION

     The following table sets forth the capitalization of Bethlehem at December 31, 1993, and as adjusted to give effect to the Offerings, assuming the Underwriters' over-allotment options are not exercised.


                                                                         DECEMBER 31, 1993
                                                                      ------------------------
                                                                       ACTUAL      AS ADJUSTED
                                                                      --------     -----------
                                                                       (DOLLARS IN MILLIONS)
Short-Term Debt:
  Current portion of long-term debt and capital lease obligations...  $   95.5      $    95.5
Long-Term Debt:
  Long-term debt and capital lease obligations due after one year...     718.3          718.3
                                                                      --------     -----------
Stockholders' Equity:
  Preferred and Preference Stock, at $1 per share par value.........      14.4           14.4
  Common Stock, at $1 per share par value(1)........................      93.4          108.4
  Held in treasury at cost..........................................     (59.7)         (59.7)
  Additional paid-in capital........................................   1,588.4        1,882.3
  Retained deficit..................................................    (939.9)        (939.9)
                                                                      --------     -----------
          Total Stockholders' Equity................................     696.6        1,005.5
                                                                      --------     -----------
Total Invested Capital..............................................  $1,510.4      $ 1,819.3
                                                                      --------     -----------
                                                                      --------     -----------


- ---------------

(1) Does not include shares of Common Stock issuable upon conversion of shares of outstanding Preferred Stock or outstanding Preference Stock or the exercise of outstanding stock options. See "DESCRIPTION OF CAPITAL STOCK -- Preferred Stock", "DESCRIPTION OF CAPITAL STOCK -- Preference Stock" and Notes K, L and M to the Consolidated Financial Statements.

                  SELECTED CONSOLIDATED INCOME STATEMENT DATA

     The following selected consolidated income statement data for each of the years in the five-year period ended December 31, 1993, has been derived from Bethlehem's consolidated financial statements. This information should be read in conjunction with the information under "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and the Consolidated Financial Statements and the notes thereto included in this Prospectus.

                                                                             YEAR ENDED DECEMBER 31, (1)
                                                               --------------------------------------------------------
                                                                 1993        1992        1991        1990        1989
                                                               --------    --------    --------    --------    --------
                                                               (DOLLARS AND SHARES IN MILLIONS, EXCEPT PER SHARE DATA)
Net sales....................................................  $4,323.4    $4,007.9    $4,317.9    $4,899.2    $5,250.9
Operating costs and expenses:
  Cost of sales..............................................   3,834.2     3,789.9     4,045.4     4,323.0     4,390.3
  Depreciation...............................................     277.5       261.7       241.4       305.7       325.3
  Selling, administration and general expense................     156.9       159.3       171.0       159.6       154.1
  Estimated restructuring losses(2)..........................     350.0          --       635.0       550.0       105.0
                                                               --------    --------    --------    --------    --------
Income (loss) from operations................................    (295.2)     (203.0)     (774.9)     (439.1)      276.2
Other income (expense):
  Interest and other income..................................       7.1         4.9         9.7        29.9        55.0
  Interest and other financing costs.........................     (63.2)      (57.2)      (45.5)      (44.1)      (64.7)
                                                               --------    --------    --------    --------    --------
Income (loss) before income taxes and cumulative effect of
  changes in accounting......................................    (351.3)     (255.3)     (810.7)     (453.3)      266.5
Benefit (provision) for income taxes.........................      85.0        45.0        (2.0)       (6.0)      (12.0)
Cumulative effect of changes in accounting(3)................        --      (340.0)         --          --          --
                                                               --------    --------    --------    --------    --------
Net income (loss)(4).........................................    (266.3)     (550.3)     (812.7)     (459.3)      254.5
Dividends on Preferred and Preference Stock..................      39.8        24.3        24.7        24.2        26.0
                                                               --------    --------    --------    --------    --------
Net income (loss) applicable to Common Stock.................  $ (306.1)   $ (574.6)   $ (837.4)   $ (483.5)   $  228.5
                                                               --------    --------    --------    --------    --------
                                                               --------    --------    --------    --------    --------
Per Common Share:
  Income (loss) before cumulative effect of changes in
    accounting...............................................  $  (3.37)   $  (2.86)   $ (11.01)   $  (6.39)   $   3.05
  Net income (loss)(4).......................................  $  (3.37)   $  (7.01)   $ (11.01)   $  (6.39)   $   3.05
  Dividends..................................................        --          --    $   0.40    $   0.40    $   0.20
Weighted average Common Shares outstanding...................      90.9        82.0        76.1        75.7        74.9

- ---------------

(1) During 1993, Bethlehem changed the method of valuing its inventories from the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method. This change in the method of valuing inventories had no effect on 1993 loss per share. Prior years' financial statements have been restated to reflect this change. See Note B to the Consolidated Financial Statements.

(2) In 1993, Bethlehem recorded a $350 million restructuring charge ($290 million after tax) principally for a revised modernization plan for its Bethlehem Structural Products subsidiary and for the book value of the idled coke plant at its Sparrows Point Division. See Note D to the Consolidated Financial Statements.

(3) In 1992, Bethlehem recorded a $340 million net charge for the adoption of two new Financial Accounting Standards Board Statements, No. 106, Accounting for Postretirement Benefits Other Than Pensions and No. 109, Accounting for Income Taxes. See Note B to the Consolidated Financial Statements.

(4) Net income (loss) excluding restructuring charges and the cumulative effect of accounting changes and related per Common Share amounts were $23.7 million and ($.18) for 1993, ($210.3) million and ($2.86) for 1992, ($177.7)
    million and ($2.66) for 1991, $90.7 million and $.88 for 1990, and $359.5 million and $4.45 for 1989.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

THREE YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991

     Bethlehem reported a net loss of $266 million in 1993 compared to net losses of $550 million in 1992 and $813 million in 1991. The net loss for 1993 includes a $350 million restructuring charge ($290 million after tax) for further restructuring actions to implement its corporate strategy. The restructuring actions include a revised modernization plan for Structural Products and a charge for the remaining book value of the idled coke plant at its Sparrows Point Division. See Note D to the Consolidated Financial Statements.

     Results for 1993 also include a one-time tax benefit of $25 million (See Note E to the Consolidated Financial Statements) resulting from new tax legislation and approximately $20 million in unusual costs incurred in connection with the negotiation of new labor contracts during 1993. See "BUSINESS -- General -- Employees and Employment Costs."

     During 1993, Bethlehem changed the method of valuing its inventories from the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method. This change had no effect on 1993 loss per share. Prior years' financial statements have been restated to reflect the change. See Note B to the Consolidated Financial Statements.

     The net loss for 1992 included a $340 million net charge for the cumulative effect of changes in accounting, a $25 million litigation charge and a $31 million gain at the BethShip Division for recovery of losses reported in prior years on a Navy contract. The net loss for 1991 included an after tax restructuring charge of $635 million. See Note D to the Consolidated Financial Statements.

     Excluding restructuring charges and the cumulative effect of accounting changes, Bethlehem had net income of $24 million for 1993 compared to net losses of $210 million for 1992 and $178 million for 1991.

  Segment Results


     Basic Steel Operations. The Basic Steel Operations segment had a loss from operations of $274 million in 1993 compared to losses from operations of $214 million in 1992 and $754 million in 1991. This segment's results for 1993 and 1991 include the previously mentioned restructuring charges. Excluding the effects of these charges, the Basic Steel Operations segment had income from operations of $76 million in 1993 compared to losses from operations of $214 million in 1992 and $119 million in 1991.


     The improvement in Basic Steel Operations' 1993 operating results compared to 1992, excluding restructuring charges, was principally due to increased shipments of sheet and plate products, reduced operating costs per ton and an improved product mix. Despite higher natural gas prices and approximately $20 million in unusual costs incurred in connection with negotiating new labor contracts (see "BUSINESS -- General -- Employees and Employment Costs"), operating costs per ton were substantially lower at the Sparrows Point and Burns Harbor Divisions. Increased shipments at these Divisions, primarily of coated, cold rolled and plate products, and an improved product mix due to successful start up and operation of the two new hot-dip galvanizing lines also contributed to improved results.

     Excluding shipments of discontinued facilities, this segment shipped 9.0 million tons of steel products in 1993 compared to 8.4 million tons in 1992 and
7.6 million tons in 1991. The increase in 1993 shipments was primarily due to increased demand from the automotive, machinery and construction markets.

     Raw steel production of the Basic Steel Operations segment (excluding discontinued facilities) was 10.3 million net tons in 1993 compared to 10.0 million net tons in 1992 and 9.3 million net tons in 1991.

     Operating results for 1993 also benefited from higher realized steel prices, principally for hot and cold rolled sheet products. However, Bethlehem's average realized steel prices on a constant mix basis were only one percent higher in 1993 than in 1992.

     The effects of changes in volume, average realized prices and product mix on total steel mill product revenues during the last two years were as follows:

                                                                          INCREASE
                                                                         (DECREASE)
                                                                       FROM PRIOR YEAR
                                                                       ---------------
                                                                       1993       1992
                                                                       ----       ----
        Volume.......................................................    7%        10%
        Realized prices..............................................    1         (3)
        Product mix..................................................    3         (2)
                                                                       ----       ----
        Total Revenues...............................................   11%         5%
                                                                       ----       ----
                                                                       ----       ----

     The Burns Harbor Division operated at record levels during 1993 and shipped
4.8 million tons of steel products compared to 4.4 million tons in 1992 and 4.0 million tons in 1991. Operating results at this Division improved in 1993 over 1992 primarily due to increased shipments of higher value-added coated sheet, plate and cold rolled products, higher realized steel prices for hot rolled and cold rolled sheet products and reduced operating costs per ton. The successful operation of the new hot-dip galvanizing line, which started up in December 1992, also contributed to Burns Harbor's improved operating performance by increasing the proportion of its shipments of higher margin coated products.

     The Sparrows Point Division had significantly improved operating results and returned to operating profitability in 1993. The principal factors contributing to its improved results were reduced operating costs, an improved product mix and higher realized prices for hot rolled, cold rolled and coated sheet products. The improved operating performance of its recently modernized hot strip mill and the successful operation of the new hot-dip galvanizing line which started up in December 1992 contributed significantly to the improved results of this Division. The Sparrows Point Division shipped 2.8 million tons of steel products in 1993 compared to 2.7 million tons in 1992 and 2.2 million tons in 1991.

     During 1993, Structural Products' results were adversely affected by a number of market developments. On January 26, 1994, Bethlehem announced a revised modernization plan for Structural Products under which Structural Products will focus on the production and sale of light and medium wide-flange sections, which comprise about 80 percent of the wide-flange market in the United States. The revised modernization plan is described under "BETHLEHEM -- Bethlehem's Strategy -- Structural Products."

     Pennsylvania Steel Technologies' modernization program is progressing on schedule and is expected to be completed during the second half of 1994. Despite higher scrap costs for its electric furnace, operating results at Pennsylvania Steel Technologies were better in 1993 than in 1992 principally as a result of increased shipments of rail and semifinished products and higher prices for rail products. Under the revised modernization plan for Structural Products, Pennsylvania Steel Technologies expects to begin supplying Structural Products with continuously cast blooms in 1995.

     Steel Related Operations. This segment reported a loss from operations of $22 million in 1993 compared to income from operations of $11 million in 1992 and a loss from operations of $21 million in 1991. Results for 1992 included a $31 million gain at the BethShip Division for reimbursement of a portion of the losses reported in prior years on a ship construction contract for the United States

Navy. During 1993, the BethShip Division completed work on a tunnel fabrication contract for the Boston Harbor tunnel; however, results for 1993 were adversely affected by costs incurred in connection with a two week strike after which a new labor agreement was reached. The Division has received contracts to renovate five vessels for the United States Ready Reserve fleet in 1994.

     BethForge, Inc. and the CENTEC joint venture continued to experience losses during 1993 due to weak markets for forgings, castings and cast rolls and to higher operating costs. An ingot teeming facility and vacuum degassing unit are being installed for BethForge's use at Pennsylvania Steel Technologies in order to take advantage of the new DC electric arc furnace and ladle refining station being installed as part of Pennsylvania Steel Technologies' modernization program. This new facility, with its lower cost, higher quality ingots, will replace BethForge's existing steelmaking facility during 1995.

LIQUIDITY AND FINANCIAL RESOURCES

     Cash and cash equivalents were $229 million at December 31, 1993 compared to $208 million at December 31, 1992. Cash provided by operating activities in 1993 was $203 million compared to $135 million in 1992 and $119 million in 1991. Principal uses of cash during 1993 were for capital expenditures, pension funding, debt repayments and an increase in working capital. Receivables were $100 million higher at December 31, 1993 than at December 31, 1992 primarily because of a higher level of shipments at the Burns Harbor and Sparrows Point Divisions.

     In March 1993, Bethlehem sold 5.1 million shares of Cumulative Convertible Preferred Stock in a private offering, realizing net proceeds of approximately $248 million. Bethlehem contributed $125 million of the proceeds from the offering to its pension fund, with the balance of the proceeds being used for capital expenditures, primarily for modernization.

     During 1993, Bethlehem contributed a total of $260 million to its pension fund compared to $40 million in 1992 and $130 million in 1991. Despite these contributions, Bethlehem's pension liability increased to $1.6 billion in 1993 from $1.2 billion in 1992 due principally to the decline in long-term interest rates and additional pension benefits agreed to in connection with the new labor agreement with the USWA. The increase in pension liability arising from the decline in long-term interest rates resulted in a reduction in stockholders' equity of $50 million at December 31, 1993.

     In August 1993, Bethlehem sold $105 million of 10 3/8% Senior Notes due 2003 ("Senior Notes"), realizing net proceeds of approximately $102 million. The proceeds are being used to fund the construction of a coal injection facility at the Burns Harbor Division. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Capital Expenditures." The Senior Notes contain covenants which impose certain limitations on Bethlehem's ability to incur or prepay debt, to pay dividends and make other distributions on or redeem capital stock, or to sell, merge, transfer or encumber assets.

     At December 31, 1993, no amounts were outstanding under Bethlehem's revolving credit agreement and $106 million was used for letters of credit, leaving $294 million available for borrowing under such agreement. At December 31, 1992, $80 million in loans and $104 million in letters of credit were outstanding under Bethlehem's revolving credit agreement. Bethlehem's accounts receivable and inventories are pledged as collateral under the credit agreement. The agreement contains a restrictive covenant that requires Bethlehem to maintain a minimum adjusted tangible net worth. Bethlehem's adjusted tangible net worth exceeded this requirement by approximately $1 billion at December 31, 1993. This agreement expires at the end of 1996.

     During 1993, Bethlehem borrowed the remaining $49 million available under a $270 million loan agreement entered into to fund construction of the two hot-dip galvanizing lines at the Sparrows Point and Burns Harbor Divisions. Borrowings are collateralized by the galvanizing lines. Borrowings bear interest based on the London Interbank Offered Rate with an option to convert to a fixed rate. During 1993, borrowings of $120 million were fixed at 5.99 percent per annum, with the balance fixed at 5.69 percent in January 1994. Repayment of this loan began during the third quarter of 1993 and is being amortized ratably in equal semiannual installments over a seven year period.

     Debt and capital lease obligations totaling $154 million were repaid during 1993, including repayments of $80 million outstanding at December 31, 1992 under Bethlehem's revolving credit agreement.

     Major uses of funds during 1994 include an estimated $450 million of capital expenditures, repayment of approximately $96 million of debt and capital lease obligations, and contributions to the pension fund. Bethlehem expects to maintain an adequate level of liquidity throughout 1994 from cash flow from operations, reductions in working capital and available borrowings under its revolving credit agreement. In addition, because Bethlehem has made contributions to its pension fund substantially in excess of current requirements under the Employee Retirement Income Security Act of 1974, it could defer all pension funding for at least two years, although it presently has no plans to do so. Legislation is currently pending in Congress which could potentially increase Bethlehem's future required annual pension contributions and reduce its ability to defer pension funding. See "INVESTMENT
CONSIDERATIONS -- Certain Factors Relating to Bethlehem -- Substantial Employee Postretirement Obligations." The prospects for passage of such legislation are currently uncertain.

CAPITAL EXPENDITURES

     Capital expenditures were $327 million in 1993 compared to $329 million in 1992 and $564 million in 1991. Capital expenditures for 1994 are currently estimated to increase to approximately $450 million, primarily because of projects underway at the Burns Harbor Division.

     During 1993, a rebuild was commenced of one of the two coke oven batteries at Burns Harbor, which is expected to be completed in mid-1995. During this period, Burns Harbor's coke needs are being supplied by other Bethlehem coke operations and from commercial sources. Also, expenditures of $55 million were made during 1993 for construction of a new coal injection facility at Burns Harbor which will lower this Division's operating costs through elimination of the consumption of natural gas and reduction in the use of coke in the blast furnaces. Construction of this facility is expected to be completed early in 1995 and is being funded with the net proceeds of approximately $102 million from the sale in August 1993 of Senior Notes and with $30 million in financial assistance from the Department of Energy. One of Burns Harbor's two blast furnaces has also been scheduled to be relined during the third quarter of 1994. Operating costs per ton will increase at Burns Harbor while these projects are underway, due primarily to lower raw steel production and increased costs for purchased coke and semifinished steel.

     During 1993, progress continued on a $70 million modernization program for Pennsylvania Steel Technologies, Inc., which will enable this business to produce premium head hardened rails. The program includes the installation of state-of-the-art steelmaking facilities, including a new DC electric arc furnace, a ladle refining furnace and a vacuum degassing unit. The modernization is expected to be completed during the second half of 1994.

     Approximately $385 million of additional capital expenditures were authorized in 1993. At December 31, 1993, the estimated cost of completing authorized capital expenditures was approximately $676 million compared to $620 million at December 31, 1992. Such authorized capital expenditures are expected to be completed during the 1994-1995 period.

                                    BUSINESS

     Bethlehem is the second largest steel producer in the United States and is engaged primarily in the manufacture and sale of a wide variety of steel mill products. Bethlehem also produces and sells coal and other raw materials, repairs ships and offshore drill rigs and manufactures and sells forgings and castings. See "BETHLEHEM -- Bethlehem's Strategy."

OPERATIONS

     For financial reporting purposes, Bethlehem has disaggregated the results of its operations and certain other financial information into two segments, Basic Steel Operations and Steel Related Operations. Note C to the Consolidated Financial Statements sets forth certain financial information relating to Bethlehem's industry segments for 1993, 1992 and 1991. The table below shows the percentage contribution to Bethlehem's net sales of each segment and of major classes of products for each of the years 1991 through 1993:

                                                         1993        1992        1991
                                                         -----       -----       -----
        Basic Steel Operations
          Steel mill products:
             Sheets and tin mill products............     63.1%       59.1%       48.4%
             Plates..................................     13.6        13.3        13.0
             Structural shapes and piling............      8.5         9.6         8.9
             Rail products...........................      3.6         2.8         2.4
             Bars, rods and semifinished.............      1.2         2.6        10.1
             Other steel mill products...............       .8         1.2         4.0
          Other products and services (including raw
             materials)..............................      6.8         7.5         7.8
                                                         -----       -----       -----
                                                          97.6        96.1        94.6
        Steel Related Operations.....................      2.4         3.9         5.4
                                                         -----       -----       -----
                                                         100.0%      100.0%      100.0%
                                                         -----       -----       -----
                                                         -----       -----       -----

  Basic Steel Operations

     Bethlehem's Basic Steel Operations produces a wide variety of steel mill products, including hot rolled, cold rolled and coated sheets and strip, plates, structural shapes, piling, tin mill products, specialty blooms, carbon and alloy bars, rail and pipe. Basic Steel Operations includes the following business units: the Burns Harbor Division, the Sparrows Point Division, Structural Products and Pennsylvania Steel Technologies, Inc. Also included in Basic Steel Operations are iron ore and coal operations (which provide raw materials to Bethlehem's steelmaking facilities and sell such materials to trade customers), railroad operations (which primarily transport raw materials and semifinished steel products within various Bethlehem operations) and lake shipping operations (which primarily transport raw materials to the Burns Harbor Division).

     The following table shows, for each of the years indicated, the percentage of the total net tons of steel mill products shipped by Bethlehem's Basic Steel Operations to each of its principal markets, including shipments to its own Steel Related Operations:

                                                                 1993      1992      1991
                                                                 -----     -----     -----
    Service Centers, Processors and Converters (including
      semifinished customers)..................................   47.3%     46.3%     40.0%
    Transportation (including automotive)......................   22.2      19.9      20.5
    Construction...............................................   15.5      16.0      15.8
    Containers.................................................    5.4       4.8       5.3
    Machinery..................................................    5.1       5.5       6.0
    Other......................................................    4.5       7.5      12.4
                                                                 -----     -----     -----
                                                                 100.0%    100.0%    100.0%
                                                                 -----     -----     -----
                                                                 -----     -----     -----

  Burns Harbor Division

     The principal operations of the Burns Harbor Division are located near Chicago along the shore of Lake Michigan. The principal products of the Burns Harbor Division are hot rolled and cold rolled sheets and coated sheets for the automotive, service center, container, office furniture and appliance markets and plates for the construction, machinery and service center markets. Principal facilities include a sintering plant, two coke oven batteries, two blast furnaces, three basic oxygen furnaces with a combined annual raw steel production capability of approximately five million tons, a vacuum degassing facility, two continuous slab casters with a combined annual production capability of four million tons, a 50 x 96-inch slabbing mill, two sheared plate mills (110-inch and 160-inch), an 80-inch hot-strip mill, an 80-inch five stand cold reducing mill, sheet finishing mills, a continuous heat treating line, batch annealing facilities, a 48-inch continuous electrogalvanizing line and a new 72-inch hot-dip galvanizing line. About 80 percent of the steel produced at Burns Harbor is continuously cast; the remaining 20 percent is ingot cast. Ingot cast slabs are used primarily to make heavy steel plates.

     The Galvanized Products Division, an operating unit of the Burns Harbor Division, is located in Lackawanna, New York. Facilities of the Galvanized Products Division include a continuous pickling line, a four stand cold reducing mill, a sheet finishing complex and a 72-inch hot-dip galvanizing line. The Burns Harbor Division also operates coke-making facilities at Lackawanna, New York.

     Utilization of the Burns Harbor Division's raw steel production capability was 106 percent during 1993.

     Bethlehem is participating in a joint venture which owns and operates a 400,000 ton per year electrogalvanizing line at Walbridge, Ohio. This facility produces corrosion resistant sheet steel primarily for the automobile industry and other consumer durables markets. Burns Harbor provides cold rolled coils for 75 percent of Walbridge's annual capacity and is responsible for marketing its share of the finished product separately.

     In order to better serve the needs of the Burns Harbor Division's automotive customers, Bethlehem has announced that it intends to form a joint venture with a steel service center to produce tailor welded steel blanks for automotive stampings through use of a technologically advanced welding process.

     The Burns Harbor Division operates two 1,000 foot ore vessels (one owned and one under long-term charter), which are used for the transportation of iron ore on the Great Lakes.

  Sparrows Point Division

     The operations of the Sparrows Point Division are located along the Chesapeake Bay near Baltimore, Maryland. The principal products of the Sparrows Point Division are hot rolled and cold rolled sheets, tin mill products, galvanized sheet, Galvalume(R) sheet, plates and semifinished steel products for service centers and the container, construction and appliance and other metals markets. Principal facilities include a sintering plant, three coke oven batteries (which are cold idled), a large blast furnace, two basic oxygen furnaces with an annual raw steel production capability of approximately 3.5 million tons, a two strand continuous slab caster with a present annual production capability of approximately 3.5 million tons, a 160-inch sheared plate mill, a recently modernized 68-inch hot-strip mill, three cold reducing mills (66-inch, 56-inch and 48-inch), continuous and batch annealing facilities, a galvanizing line, two Galvalume(R) lines, recently modernized tin mill facilities and a new 48-inch hot-dip galvanizing line. Sparrows Point is currently obtaining coke from Structural Products and from various commercial sources. The Division continuously casts essentially 100 percent of its total production volume. Utilization of Sparrows Point Division's raw steel production capability was 92 percent during 1993.

     Bethlehem is participating in a joint venture known as Double G Coatings Company, L.P., which is building a 270,000 ton per year sheet coating line near Jackson, Mississippi. The new line, which is scheduled to start up in the second quarter of 1994, will produce galvanized and Galvalume(R) coated sheets primarily for the construction market. Sparrows Point will provide cold rolled coils for approximately half of Double G's annual capacity and will be responsible for marketing its share of the finished product.

  Bethlehem Structural Products Corporation

     The operations of Structural Products are located in Bethlehem, Pennsylvania. Its principal products are structural steel shapes and piling products primarily for the building and construction markets and ingot molds for the metals industry. Facilities include three coke oven batteries, one blast furnace (an additional blast furnace provides backup capacity), two basic oxygen furnaces with a combined annual raw steel production capability of 1.5 million tons, two blooming mills (40-inch and 46-inch), a 48-inch structural rolling mill, a 44-inch structural rolling mill, an induction furnace and an ingot mold foundry. The existing iron and steelmaking operations, which include the blast furnaces, basic oxygen furnaces and related facilities, will be discontinued by 1996. Utilization of Structural Products' raw steel production capability was 81 percent during 1993.

     On January 26, 1994, Bethlehem announced a revised modernization plan for Structural Products under which Structural Products will focus on the production and sale of light and medium wide-flange sections, which comprise about 80 percent of the wide-flange market in the United States. The revised modernization plan is described under "BETHLEHEM -- Bethlehem's
Strategy -- Structural Products."

  Pennsylvania Steel Technologies, Inc.

     The operations of Pennsylvania Steel Technologies, Inc. are located near Harrisburg, Pennsylvania. Its principal products are railroad rails, specialty blooms, carbon and alloy bars and large diameter pipe for the rail transportation, forging, rerollers and oil and gas industries. Principal facilities include three electric arc furnaces with a combined annual raw steel production capability of 1.3 million tons, a continuous bloom caster, a 44-inch blooming mill, a 20-inch bar mill, a 28-inch rail mill, finishing and shipping facilities for long-length (80 foot) rails and an electric fusion welded pipe mill. Utilization of Pennsylvania Steel Technologies' raw steel production capability was 40 percent during 1993.

     A $70 million modernization program is underway at Pennsylvania Steel Technologies which will enable this business to produce premium head hardened rails and includes the installation of state of the art steelmaking facilities, including a new DC electric arc furnace, a ladle furnace and a vacuum degassing unit. This program is expected to be completed during the second half of 1994.

  Iron Ore and Coal

     Bethlehem has equity interests in various iron ore operating properties in the United States, Canada and Brazil, which have mining and processing facilities that are capable of supplying the major portion of Bethlehem's current annual iron ore requirements. However, taking into account the location of Bethlehem's steel plants and the iron ore products best suited to these facilities, Bethlehem has found it advantageous to engage in iron ore sales and exchanges with other consumers and to purchase a portion of its iron ore requirements. These purchases have been from various sources, including sources in which it has ownership interests, under a variety of contractual arrangements extending over varying periods of time.

     Bethlehem owns coal operating properties in Pennsylvania and West Virginia. It obtains less than half of the coal for its coke operations from its own mines. The balance of Bethlehem's requirements are purchased from commercial sources.

  Steel Related Operations

     Steel Related Operations includes BethForge, Inc. and Bethlehem's interest in the CENTEC joint venture. BethForge, Inc. manufactures and fabricates forgings and castings. CENTEC, Bethlehem's joint venture with a subsidiary of Usinor-Sacilor, a French steelmaker, produces centrifugally cast rolls for the metalworking industry. The operations of BethForge, Inc. and the CENTEC joint venture are located in Bethlehem, Pennsylvania.

     During 1993, BethForge, Inc. and the CENTEC joint venture were established as separate business units responsible for their own marketing, operations and financial performance. New labor contracts for BethForge, Inc. and the CENTEC joint venture were reached with the USWA during 1993. See
"-- General -- Employees and Employment Costs" below.


     Steel Related Operations also includes the BethShip Division, which repairs and services ships and offshore drill rigs and fabricates tunnel sections and other industrial products. The facilities of the BethShip Division consist of a ship repair yard at Sparrows Point, Maryland, and a dry dock facility for the repair and inspection of offshore drill rigs and other vessels at Port Arthur, Texas. During 1993, a new three year labor contract was reached with union employees at the Sparrows Point ship repair yard. The dry dock facility at Port Arthur, Texas is for sale.


     Bethlehem sells this segment's fabricated steel products to the steel, machinery, transportation, energy, defense and utility industries.

GENERAL

  Employees and Employment Costs

     At the end of 1993, Bethlehem had approximately 20,600 employees compared to 22,600 employees at the end of 1992 and 26,400 employees at the end of 1991. Employment costs, including certain costs for retirees, were 35.8 percent, 41.5 percent and 39.9 percent of sales in 1993, 1992 and 1991, respectively. Bethlehem expects to continue to reduce the number of its employees. Approximately two-thirds of Bethlehem's employees are covered by its labor agreements with the USWA.

     On August 1, 1993, Bethlehem and the USWA entered into a new six year labor agreement for the Burns Harbor and Sparrows Point Divisions. The agreement provides for a reopening after three years, subject to binding arbitration, of wage and certain benefit provisions (excluding pensions). Under the new agreement, represented employees will receive improved pension benefits, bonuses to be paid over the term of the agreement, a $.50 per hour wage increase in August 1995 and profit sharing. A new profit-sharing plan has been established, effective January 1, 1994, equal to eight percent of annual corporate income before taxes, unusual items and expenses applicable to the plan and two percent of adjusted profits at each covered operation. The new agreement also provides for opportunities to reduce health care costs and for flexible work practices and opportunities to reduce manning levels through attrition in exchange for improved employment security. Under the terms of this agreement, on March 15, 1994 and March 15, 1995, each eligible USWA-represented employee will receive a bonus of either $500 or 25 shares of Bethlehem Common Stock, at the election of the employee. Approximately 7,000 shares of Common Stock are expected to be issued in connection with the March 1994 bonus.


     During 1993, Bethlehem and the USWA also reached agreement on new, six year labor contracts for its wholly owned subsidiaries, Bethlehem Structural Products Corporation and BethForge, Inc., and for the CENTEC joint venture. The contracts provide for more flexible work rules and lower overall costs by combining jobs and lessening work rule restrictions. The agreements at Structural Products and BethForge, however, included a "snap back" arrangement providing that in the event Bethlehem did not install a continuous caster at Structural Products, USWA-represented employees at those business units would then be covered by the 1993 labor agreement negotiated for the Burns Harbor and Sparrows Point Divisions. The revised modernization plan announced for Structural Products (see "BETHLEHEM -- Bethlehem's Strategy -- Structural Products") does not provide for installation of a continuous caster at Structural Products, and discussions are being held with the USWA concerning the implementation and possible modification of the "snap back" arrangement. Bethlehem does not expect any material increase in its overall labor costs as a result of these developments. The announcement of the revised modernization program for Structural Products will not affect the labor agreement for the CENTEC joint venture.

     A new, three year labor agreement was also reached during 1993 with union employees at BethShip Division's Sparrows Point ship repair yard, and a six year agreement was reached with USWA-represented employees at the Hibbing iron ore joint venture.

     In 1992, a new and more competitive labor agreement was negotiated with the USWA covering the employees at Pennsylvania Steel Technologies. This agreement expires in 1999 with the other USWA agreements.

     Under the terms of the profit sharing plan provided for in the 1989 labor agreement with the USWA, no material profit-sharing payments were required for the 1992 and 1993 plan years. Under other provisions of the 1989 labor agreement, Bethlehem issued approximately 211,380 shares of Series B Preference Stock in 1993 to the trustee for the benefit of employees for 1992. Bethlehem expects to issue approximately 133,500 shares of Series B Preference Stock in 1994 to the trustee for the benefit of employees for 1993.

     On January 27, 1994, a new five year agreement was reached with the United Mine Workers of America covering approximately 600 employees at three coal operations of Bethlehem subsidiaries.

  Information Technology Partnership Agreement

     In December 1992, Bethlehem entered into an information technology partnership agreement with Electronic Data Systems Corporation ("EDS"), under which EDS is providing all of Bethlehem's information technology services. Over the ten year term of the agreement, EDS will provide Bethlehem with all the necessary resources for data center management, applications development and support, personal computers and telecommunications, and will provide additional resources for Bethlehem's existing process control activities. The new agreement will provide Bethlehem with increased access to diverse information technologies and a broad base of critical technical skills, increase its ability to stay current with rapidly changing technologies and result in reduced operating costs and capital requirements.

  Environmental Control and Cleanup Expenditures

     Bethlehem is subject to stringent federal, state and local environmental laws and regulations concerning, among other things, air emissions, waste water discharges, and solid and hazardous waste disposal. During the five years ended December 31, 1993, Bethlehem spent approximately $257 million for environmental control equipment. Expenditures for new environmental control equipment totaled approximately $35 million in 1993, $18 million in 1992 and $102 million in 1991. The costs incurred in 1993 to operate and maintain existing environmental control equipment were approximately $125 million (excluding interest costs but including depreciation charges of $28 million) compared to $130 million in 1992 and $145 million in 1991. In addition, Bethlehem has been required to pay various fines and penalties relating to violations or alleged violations of laws and regulations in the environmental control area. In 1993, Bethlehem paid approximately $3.7 million of such fines, penalties and related items. Bethlehem paid approximately $5.8 million of such fines, penalties and related items in 1992 and $0.8 million in 1991.

     Under the Clean Air Act, as amended, coke-making facilities will have to meet progressively more stringent standards over the next 30 years. Bethlehem idled coke production at the Sparrows Point Division in 1991 and continues to assess the most cost-effective method of supplying coke and completing an emissions reduction program to meet environmental regulations. Based on a continuing review of the current and projected coke market, however, Bethlehem recently concluded that it could not expect to recover both the remaining book value and, if determined to be appropriate, any future investment necessary to rebuild and operate the idled coke plant. Accordingly, Bethlehem recorded a charge in its 1993 financial statements for the remaining book value of the idled coke plant at Sparrows Point. Bethlehem continues to operate coke-making facilities at the Burns Harbor Division, Structural Products and at Lackawanna, New York. While Bethlehem continues to evaluate the impact applicable emission control regulations have on these operations, it believes that these operations will be able to comply.

     Negotiations between Bethlehem and federal and state regulatory agencies are being conducted to resolve differences in interpretation of certain environmental control requirements. In some instances, those negotiations are being held in connection with the resolution of pending environmental proceedings. Bethlehem believes that there will not be any significant curtailment or interruptions of any of its important operations as a result of these proceedings and negotiations. Existing environmental laws may be amended and new laws may be enacted by Congress and state legislatures and new environmental regulations may be issued by regulatory agencies. For these reasons, Bethlehem cannot predict the specific environmental control requirements that it will face in the future. Based on existing and anticipated regulations promulgated under presently enacted legislation, Bethlehem currently estimates that capital spending for installation of new environmental control equipment will range from $35 million to $50 million in each of the next two years. However, estimates of the future capital expenditures and operating costs required for environmental compliance are imprecise due to numerous uncertainties, including the evolving nature of the regulations, the possible imposition of more stringent requirements, the availability of new technologies and the timing of expenditures.

     In July 1990, the EPA released a proposed rule establishing comprehensive standards for the implementation of its corrective action program under the Resource Conservation and Recovery Act, as amended ("RCRA"). The corrective action program requires the owners of certain facilities that managed hazardous waste after 1980 to investigate and, if appropriate, remediate certain historic environmental contamination found at the facility. All of Bethlehem's major facilities are subject to these requirements, and Bethlehem is currently implementing the program at its Steelton, Lackawanna and Burns Harbor facilities. At Steelton, Bethlehem has completed both a RCRA Facility Investigation ("RFI") and a Corrective Measures Study ("CMS") and is currently conducting a remediation program which received formal EPA approval on January 21, 1994. This program is scheduled to be completed in the first quarter of 1994 at an estimated cost of $400,000. At Lackawanna, Bethlehem is conducting a RFI which, due to regulatory delays and agency-initiated modifications to the original scope of work, will not be completed until 1995 at the earliest. Bethlehem has requested formal approval from the EPA for extension of the investigation to reflect this updated schedule. At Burns Harbor, Bethlehem is negotiating its proposed scope of work for a RFI which, following EPA approval, will require several years to complete. Also, the requirements contained in the EPA's final corrective action rule are not expected to be promulgated until later this year at the earliest. Accordingly, the potential costs for possible remediation activities at Lackawanna and Burns Harbor and the timeframe for implementation of these activities cannot be reasonably estimated until the RFI investigations have been completed and the final corrective action rule has been promulgated.

     Under CERCLA, the EPA has authority to impose liability for site remediation on waste generators, past and present site owners and operators, and transporters regardless of fault or the legality of the original disposal activity. Liability is strict, joint and several. Bethlehem has been advised that it may be considered a potentially responsible party under CERCLA or the corresponding state superfund legislation at a total of 17 sites. Based on its experience regarding site remediation and its knowledge of and extent of involvement in such sites, Bethlehem expects that its share of the costs for remediation of these sites will not be material.

     Although it is possible that Bethlehem's future results of operations in particular quarterly or annual periods could be materially affected by the future costs of environmental compliance, Bethlehem does not believe the future costs of environmental compliance will have a material adverse effect on its consolidated financial position or on its competitive position with respect to other integrated domestic steelmakers that are subject to the same environmental requirements.

LEGAL PROCEEDINGS

     Bethlehem is a party to numerous legal proceedings arising in the ordinary course of its business, including the matters specifically discussed below.

     On October 4, 1990, the State of Maryland Department of the Environment ("MDE") filed a civil action against Bethlehem in the Circuit Court of Baltimore County, Maryland seeking civil penalties for alleged violations of the Maryland air pollution regulations arising out of exceedances of the visible emissions standards established for various sources at the Sparrows Point Division by an October 1987 Consent Order, as amended in June 1989. On April 30, 1991, the MDE filed a complaint in intervention in a civil action filed on April 25, 1991 by the Justice Department on behalf of the EPA against Bethlehem, alleging violations of the Clean Air Act resulting from alleged violations of Maryland air pollution regulations at the Sparrows Point Division. The complaint in intervention, which was approved by the Court on June 14, 1991, incorporated all of the violations alleged in the MDE complaint. On May 1, 1992, a settlement between the parties to the EPA action was memorialized in a Consent Decree which was entered by the Court on July 1, 1992. The Consent Decree resolved all of the issues in both the federal and state actions except for a single count in the MDE action dealing with alleged violations from the basic oxygen furnace. The Consent Decree requires Bethlehem to pay a civil penalty of $3.5 million over a three year period in equal annual installments beginning in 1992. Bethlehem and the MDE have entered into discussions concerning potential settlement of the remaining count in the MDE action.

     On October 16, 1990, the Justice Department on behalf of the EPA filed a civil action against Bethlehem in the United States District Court for the Northern District of Indiana seeking injunctive relief and civil penalties for alleged violations of RCRA and the Safe Drinking Water Act with respect to the Burns Harbor Division, including failure to manage certain of the plant's sludges as hazardous wastes, and failure to begin a corrective action program pursuant to the terms of a previously issued underground injection permit. On March 19, 1993, the Court issued a Memorandum Opinion and Order granting Partial Summary Judgment for the government concerning the liability issues in the case and ordering Bethlehem to comply with interim status requirements of RCRA for its terminal polishing lagoons and landfill and to comply with the corrective action requirements of Bethlehem's underground injection well permits. A hearing on the civil penalty issue was concluded on July 21, 1993, and on August 31, 1993 the Court entered a judgment against Bethlehem for $6 million. This sum consisted of $4.2 million for alleged permit violations and $1.8 million for the alleged landfill violations. Bethlehem continues to believe that it has meritorious defenses and that the trial court's decisions are erroneous. Bethlehem has filed separate Notices of Appeal with the United States Court of Appeals for the Seventh Circuit appealing the trial court's grant of summary judgment and its penalty determination. On November 8, 1993, the Seventh Circuit issued an Order staying the trial court's injunction with respect to the terminal polishing lagoons and the landfill.

     On May 28, 1992, the New York State Department of Environmental Conservation (the "DEC") sent Bethlehem a proposed Order on Consent to resolve various alleged violations of the New York air pollution control regulations for emissions from the Lackawanna coke ovens. The Order, which originally covered alleged violations for the period from May 1, 1990 through October 7, 1991, has been supplemented to cover all alleged violations of state air pollution regulations up to the date of execution of the proposed Order. The updated Order also cites Bethlehem for failure to properly operate its sulfur recovery system in the coal chemical by-products plant and failure to properly certify opacity monitors on the under fire stacks of the coke oven batteries. In addition, the Order proposes a civil penalty of $1.5 million. Bethlehem has entered into negotiations with the DEC to attempt to resolve this matter. If those negotiations are unsuccessful, Bethlehem believes it has meritorious defenses and will vigorously defend the action.

     BethEnergy Mines Inc. (formerly Bethlehem Minerals Company), a subsidiary of Bethlehem, is a party to an action entitled Church and Mullins, et al v. Bethlehem Minerals Company, et al. The case involves a dispute concerning title to coal mined by Bethlehem under a parcel of land in eastern Kentucky. The trial court opinion, delivered February 25, 1987, held that the coal in question was owned by the Church and Mullins interests and awarded damages in the amount of $16.9 million. On appeal, on January 12, 1990, the Kentucky Court of Appeals reversed the trial court judgment in part and affirmed it in part, essentially upholding the trial court's finding on the issue of title but limiting the award of damages. The Court of Appeals decision was further appealed to the Supreme Court of Kentucky, and on June 4, 1992, the Supreme Court of Kentucky, by a vote of four to three, reinstated the decision of the trial court, making Bethlehem liable for damages and interest aggregating approximately $34 million. On June 24, 1992, Bethlehem petitioned the Kentucky Supreme Court to reconsider its ruling. On August 28, 1992, the Kentucky Supreme Court granted oral argument on Bethlehem's motion. The motion was argued on December 15, 1993 and a decision has not yet been rendered. Bethlehem continues to believe that the trial court made a number of fundamental errors, including the issue as to title, and intends to contest the decision vigorously through all appropriate means. Nevertheless, Bethlehem increased its reserve for loss contingencies by recording a $25 million charge against earnings for the second quarter of 1992 and has continued to increase the reserve for interest accrued thereon. Bethlehem will revise the reserve in the event the Kentucky Supreme Court grants the relief Bethlehem has requested and believes is warranted. An adverse final resolution of the case would not have any other effect on Bethlehem's results of operations because Bethlehem sold its Kentucky coal operations in 1988.


     The Justice Department, the EPA and the Texas Natural Resource Conservation Commission (formerly the Texas Water Commission) have instituted a criminal investigation into certain environmental practices involving the operations of the BethShip Sabine Yard in Port Arthur, Texas. The basic operations of the Yard comprise the drydocking of marine vessels to clean and paint exterior surfaces and internal tanks, as well as performing steel hull plate repairs and other general repairs. These operations use blasting grit, paint thinner and other materials. The investigation includes the above operations and the usage, treatment, storage and disposal of those materials. Bethlehem is cooperating with the authorities as to the conduct of the investigation, which is continuing. No criminal charges have been brought or fines or penalties proposed, and it is not possible at this time to reach any conclusions as to the outcome of the investigation or the future decisions or actions by the governmental agencies.

     On September 10, 1992, the Justice Department on behalf of the EPA filed a complaint against Bethlehem in the United States District Court for the Eastern District of Pennsylvania for penalties for alleged violations of the coke-by-product recovery plant benzene NESHAP at Bethlehem Structural Products Corporation and the Sparrows Point Division. The complaint alleges that Bethlehem failed to meet the regulatory deadlines for operation of certain sources covered by the benzene NESHAP regulations at the two facilities. The complaint also alleges that Bethlehem failed to submit certain monthly reports in a timely fashion. Bethlehem has met with representatives of the Justice Department and the EPA and a tentative settlement of this action has been reached whereby Bethlehem would agree to pay a civil penalty of $650,000 and to continue to comply with all applicable requirements of the benzene NESHAP regulations at Bethlehem Structural Products Corporation and at the Sparrows Point Division.

     On January 13, 1993, the EPA issued an Administrative Complaint alleging that Bethlehem had failed to report certain spills of hazardous substances from various locations at the Burns Harbor Division as required by Section 103 of CERCLA. The EPA has proposed a civil penalty of $207,750. Bethlehem and the EPA have entered into discussions concerning potential settlement of the action. In the event those settlement negotiations do not succeed, Bethlehem believes it has meritorious defenses and will vigorously defend the action.

     On December 30, 1993, the EPA sent Bethlehem a letter alleging that Bethlehem was in violation of the Partial Consent Decree entered on May 20, 1991, between Bethlehem and the United States concerning alleged violations of the Clean Air Act at the Burns Harbor Division. The letter alleges that Bethlehem violated the door emission limits stated in the Decree for coke oven battery number 2 located at the facility at various times from October 1991 through September 1993 and demands payment of a stipulated penalty of $255,750. On January 18, 1994, Bethlehem and the EPA met to discuss the demand letter and associated issues concerning future compliance with the Decree. At the meeting, Bethlehem provided the EPA with additional information which is being evaluated for its impact, if any, on the penalty demand.

     See "-- General -- Environmental Control and Cleanup Expenditures" for a discussion of Bethlehem's potential responsibilities for environmental cleanup at certain sites under RCRA and CERCLA.

     Bethlehem cannot predict with any certainty the outcome of any legal proceedings to which it is a party. However, in the opinion of Bethlehem's management, adequate reserves have been recorded for losses which are likely to result from these proceedings. To the extent that such reserves prove to be inadequate, Bethlehem would incur a charge to earnings which could be material to its future results of operations in particular quarterly or annual periods. The outcome of these proceedings, however, is not currently expected to have a material adverse effect on Bethlehem's consolidated financial position.

                          DESCRIPTION OF CAPITAL STOCK

     The following statements with respect to the capital stock of Bethlehem are subject to the detailed provisions of Bethlehem's Restated Certificate of Incorporation (the "Restated Certificate"), its By-laws (the "By-Laws"), the Rights Agreement dated as of September 28, 1988, between Bethlehem and First Chicago Trust Company of New York (the "Rights Agreement"), the Certificate of the Voting Powers, Designation, Preferences and Relative, Participating, Optional or Other Special Rights, and the Qualifications, Limitations or Restrictions Thereof, of the Employee Stock Ownership Plan Convertible Preference Stock, Series B (Par Value $1 Per Share; Stated Value $40 Per Share) of Bethlehem (the "Certificate of Designation -- Series B Preference"), and the Certificate of the Voting Powers, Designation, Preferences and Relative, Participating, Optional or Other Special Rights, and the Qualifications, Limitations or Restrictions Thereof, of Bethlehem's $3.50 Cumulative Convertible Preferred Stock (Par Value $1 Per Share) (the "Certificate of
Designation -- $3.50 Preferred"). These statements do not purport to be complete and are subject to, and qualified in their entirety by reference to, the terms of the Restated Certificate, the By-laws, the Rights Agreement, the Certificate of Designation -- Series B Preference and the Certificate of
Designation -- $3.50 Preferred.

COMMON STOCK

     The rights and privileges of the holders of the Common Stock of Bethlehem are subject to the preferential rights and privileges of the holders of any of the currently authorized preferred stock of Bethlehem ("Preferred Stock") described below, including the Outstanding Preferred Stock, and any of the currently authorized preference stock of Bethlehem (the "Preference Stock") described below, including the Outstanding Preference Stock.

  Dividend Rights


     Subject to the preferential rights and privileges of the Outstanding Preferred Stock and Outstanding Preference Stock, and any additional Preferred Stock or Preference Stock that may be issued, the holders of Common Stock are entitled to receive dividends, when and as declared by the Board of Directors, from funds legally available therefor. Bethlehem paid quarterly dividends of ten cents per share on its Common Stock during each of the four quarters of 1990 and 1991. Bethlehem has omitted the quarterly dividends on its Common Stock for each of the four quarters of 1992 and 1993 and for the first quarter of 1994. In accordance with Bethlehem's policy, the payment of future dividends on the Common Stock will be determined by the Board of Directors (subject to any applicable restrictions) on the basis of attained results and the business outlook.


  Voting Rights

     Voting power is vested exclusively in the Common Stock, except for (a) the power of the Outstanding Preferred Stock and of any additional Preferred Stock that may be issued to vote separately as a class or series on certain matters and in certain cases as required by the Restated Certificate or By-Laws or by law and (b) such voting powers as are described below with respect to the Outstanding Preference Stock and as may be granted by the Board of Directors of Bethlehem to the holders of any additional Preferred Stock or Preference Stock that may be issued. Each share of the Outstanding Preference Stock issued in connection with the Employee Investment Program has one vote with respect to the election of Directors and all matters required to be submitted to holders of Common Stock. Each share of stock of any class entitled to vote is entitled to one vote.

  Liquidation Rights

     In the event of liquidation, dissolution or winding up of Bethlehem, subject to the preferential rights and privileges of any Preferred Stock, including the Outstanding Preferred Stock, and any Preference Stock, including the Outstanding Preference Stock, the holders of Common Stock are entitled to share ratably in the assets of Bethlehem legally available for distribution to stockholders of Bethlehem.

  Preemptive Rights

     Unless and except to the extent that the Board of Directors may otherwise determine, the holders of Common Stock are not entitled to preemptive rights.

  Stockholder Rights Plan

     Pursuant to Bethlehem's Stockholder Rights Plan, on September 28, 1988, the Board of Directors declared a dividend of one Right for each share of Common Stock from time to time outstanding. When exercisable, each Right entitles the holder to purchase a hundredth of a share of Series A Junior Participating Preference Stock at an exercise price of $80 per unit. The Rights will become exercisable only if a person or group acquires 20 percent or more of Common Stock or begins a tender offer or exchange offer which would result in that person or group owning 20 percent or more of Common Stock. Subsequently, upon the occurrence of certain events, holders of Rights will be entitled to purchase Common Stock of Bethlehem or a third-party acquired worth twice the Right's exercise price. Until the Rights become exercisable, Bethlehem may redeem them at one cent per Right. The Rights expire on October 18, 1998.

  New Stock Incentive Plan

     At its Annual Meeting of Stockholders on April 26, 1994, stockholders will be asked to approve a new stock incentive plan under which key employees of Bethlehem may receive stock option awards for up to an aggregate of 4,000,000 shares of Bethlehem Common Stock. It is anticipated that these awards will be made over a six year period. Of the 4,000,000 shares which would be reserved for issuance under the plan, up to 1,000,000 shares may be used for restricted stock grants.

  Transfer Agent and Registrar

     First Chicago Trust Company of New York serves as transfer agent and registrar for the Common Stock.

PREFERRED STOCK

     Bethlehem is authorized to issue up to 20,000,000 shares of Preferred Stock, par value $1.00 per share, in one or more series, with such designations, voting powers, preferences, rights, qualifications, limitations and restrictions as shall be fixed by the Board of Directors and that are consistent with the provisions regarding the Preferred Stock set forth in Bethlehem's Restated Certificate. In March 1983, Bethlehem issued 2,500,000 shares of $5.00 Cumulative Convertible Preferred Stock, par value $1.00 per share (the "$5.00 Cumulative Convertible Preferred Stock"), in September 1983, Bethlehem issued 4,000,000 shares of $2.50 Cumulative Convertible Preferred Stock, par value $1.00 per share (the "$2.50 Cumulative Convertible Preferred Stock"), and in February 1993, Bethlehem issued 5,123,200 shares of $3.50 Cumulative Convertible Preferred Stock, par value $1.00 (the "$3.50 Cumulative Convertible Preferred Stock") (the $5.00 Cumulative Convertible Preferred Stock, the $2.50 Cumulative Convertible Preferred Stock and the $3.50 Cumulative Convertible Preferred Stock are collectively called the "Outstanding Preferred Stock"), which are the only series of Preferred Stock issued to date by Bethlehem. Each series of Preferred Stock will rank pari passu with any other series with respect to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of Bethlehem.

  Dividends

     Each share of the $5.00 Cumulative Convertible Preferred Stock is entitled to cumulative quarterly dividends at an annual rate of $5.00, each share of the $2.50 Cumulative Convertible Preferred Stock is entitled to cumulative quarterly dividends at an annual rate of $2.50 and each share of the $3.50 Cumulative Convertible Preferred Stock is entitled to cumulative quarterly dividends at an annual rate of $3.50. Bethlehem paid quarterly dividends on the Outstanding Preferred Stock during each of the four quarters of 1991, 1992 and 1993.

  Conversion Rights

     Each share of the Outstanding Preferred Stock is convertible, at the option of the holder, into Common Stock at a conversion price equal to, with respect to the $5.00 Cumulative Convertible Preferred Stock, $28.25 per share of Common Stock (each share of $5.00 Cumulative Convertible Preferred Stock being taken at its stated value of $50 for such purpose), with respect to the $2.50 Cumulative Convertible Preferred Stock, $29.75 per share of Common Stock (each share of $2.50 Cumulative Convertible Preferred Stock being taken at its stated value of $25 for such purpose), and with respect to the $3.50 Cumulative Convertible Preferred Stock, $20.90 per share of Common Stock (each share of $3.50 Cumulative Convertible Preferred Stock being taken at its stated value of $50 for such purpose) subject, in each case, to adjustment in certain events.

  Redemption

     The $5.00 Cumulative Convertible Preferred Stock and the $2.50 Cumulative Convertible Preferred Stock may be redeemed at any time at the option of Bethlehem, in whole or in part, at a redemption price equal to $50 per share with respect to the $5.00 Cumulative Convertible Preferred Stock and $25 per share with respect to the $2.50 Cumulative Convertible Preferred Stock, plus, in each case, dividends accrued and unpaid to the redemption date. The $3.50 Cumulative Convertible Preferred Stock may be redeemed at any time on or after March 10, 1996, at the option of Bethlehem, in whole or in part, at a redemption price of $52.45 per share declining annually to $50 per share on or after March 10, 2003, plus, in each case, dividends accrued and unpaid to the redemption date.

  Liquidation Rights

     In the event of any liquidation, dissolution or winding up of Bethlehem, the holders of the Outstanding Preferred Stock will be entitled to receive, before any distribution is made to holders of Preference Stock or Common Stock, liquidating distributions in the amount of, with respect to the $5.00 Cumulative Convertible Preferred Stock and the $3.50 Cumulative Convertible Preferred Stock, $50 per share and, with respect to the $2.50 Cumulative Convertible Preferred Stock, $25 per share, plus, in each case, accrued and unpaid dividends.

  Voting Rights

     If dividends on any series of Preferred Stock, including the Outstanding Preferred Stock, are in arrears in an amount equal to six quarterly dividends at the time of any annual meeting of stockholders of Bethlehem for the election of directors, the holders of shares of Preferred Stock of all series, including the Outstanding Preferred Stock, voting as a class, will be entitled to elect two members of the Board of Directors until all dividends in arrears on Preferred Stock of each series at the time outstanding have been paid in full.

     Bethlehem may not (i) without the consent of the holders of two-thirds of the shares of $5.00 Cumulative Convertible Preferred Stock, $2.50 Cumulative Convertible Preferred Stock or $3.50 Cumulative Convertible Preferred Stock, as the case may be, alter or change the rights given to such series of Preferred Stock by the Restated Certificate so as to adversely affect such series or

(ii) without the consent of the holders of two-thirds of the aggregate number of shares of Preferred Stock of all series, including the Outstanding Preferred Stock, voting as a class, alter or change the rights given to the Preferred Stock by the Restated Certificate so as to adversely affect the Preferred Stock or authorize or increase the number of authorized shares of any class of stock ranking prior to the Preferred Stock. In addition, Bethlehem may not, without the consent of the holders of a majority of the aggregate number of outstanding shares of Preferred Stock of all series, including the Outstanding Preferred Stock, voting as a class, increase the number of authorized shares of Preferred Stock or authorize or create any class of stock ranking on a parity with the Preferred Stock.

PREFERENCE STOCK

     Bethlehem is authorized to issue up to 20,000,000 shares of Preference Stock, par value $1.00 per share, in one or more series. The Preference Stock is junior to the Preferred Stock as to payment of dividends and distribution of assets on liquidation, dissolution or winding up of Bethlehem. To the maximum extent permitted by Delaware law, the Board of Directors has the authority to fix the powers, preferences and rights, and the qualifications, limitations or restrictions, of the shares of each series of Preference Stock, including, without limitation, any dividend rate (including any dividends which may be determined from time to time at the discretion of the Board of Directors), any preferences over the Common Stock or other series of Preference Stock as to dividends and/or assets in the event of any liquidation, dissolution or winding up of Bethlehem, any redemption terms and prices, any sinking fund or purchase fund provisions, any conversion rights and terms, and any voting rights. Bethlehem's Restated Certificate expressly provides that the terms of any series of Preference Stock can be related to any aspect of the results of operations of Bethlehem or any of its divisions, subsidiaries or other affiliates or to any other independently ascertainable fact.

     Pursuant to its 1986 and 1989 labor agreements with the USWA, Bethlehem has authorized up to 6,000,000 shares of Series A, par value $1.00 per share (the "Series A Preference Stock"), and 5,000,000 shares of Employee Stock Ownership Plan Convertible Preference Stock, Series B, par value $1.00 per share (the "Series B Preference Stock") (the Series A Preference Stock and the Series B Preference Stock are collectively called the "Outstanding Preference Stock") to be issued to the trustee for an Employee Stock Ownership Plan ("ESOP") for the benefit of its USWA-represented employees. At February 1, 1994, a total of 2,161,342 shares of Series A Preference Stock and 634,108 shares of Series B Preference Stock were outstanding and held by the ESOP trustee. All outstanding shares of Series A and Series B Preference Stock issued are held for the benefit of employees by the ESOP trustee under a qualified trust. Each outstanding share of Series A and Series B Preference Stock is convertible, at the option of the holder thereof and, in certain circumstances, at the option of Bethlehem, into one share of Common Stock (subject to adjustment) and is entitled to vote with the Common Stock on all matters, including the election of directors. The outstanding shares of Series A and Series B Preference Stock may be redeemed at any time at the option of Bethlehem, in whole or in part, at a redemption price equal to the stated value per share of each series of outstanding shares of Series A and Series B Preference Stock. In the event of any liquidation, dissolution or winding up of Bethlehem, the holders of the outstanding shares of Series A and Series B Preference Stock will be entitled to receive liquidating distributions in the amount of such stated value per share, plus accrued and unpaid dividends, before any distribution is made to holders of Preference Stock, if any, junior to the outstanding shares of Series A and Series B Preference Stock, or Common Stock, and after distributions required to be made on the Preferred Stock, including the Outstanding Preferred Stock.

                                  UNDERWRITING


     Subject to the terms and conditions set forth in the U.S. Underwriting Agreement, Bethlehem has agreed to sell to each of the Underwriters named below (the "U.S. Underwriters") for whom Salomon Brothers Inc, J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated are acting as representatives (the "U.S. Representatives"), and each of the U.S. Underwriters has severally agreed to purchase from Bethlehem, the number of shares of Common Stock set forth opposite its name below:



                                                                      NUMBER OF SHARES
                             U.S. UNDERWRITERS                        TO BE PURCHASED
        ------------------------------------------------------------  ----------------
        Salomon Brothers Inc........................................      2,166,668
        J.P. Morgan Securities Inc..................................      2,166,666
        Morgan Stanley & Co. Incorporated...........................      2,166,666
        Bear, Stearns & Co. Inc.....................................        312,500
        CS First Boston Corporation.................................        312,500
        Daiwa Securities America Inc................................        312,500
        Goldman, Sachs & Co.........................................        312,500
        Kidder, Peabody & Co. Incorporated..........................        312,500
        Lehman Brothers Inc.........................................        312,500
        Merrill Lynch, Pierce, Fenner & Smith Incorporated..........        312,500
        Prudential Securities Incorporated..........................        312,500
        UBS Securities Inc..........................................        312,500
        The Buckingham Research Group Incorporated..................        312,500
        Cowen & Company.............................................        250,000
        Kemper Securities, Inc......................................        250,000
        Legg Mason Wood Walker, Incorporated........................        250,000
        McDonald & Company Securities, Inc..........................        250,000
        Raymond James & Associates, Inc.............................        250,000
        Wheat First Butcher & Singer Capital Markets................        250,000
        Advest, Inc.................................................        125,000
        The Chapman Company.........................................        125,000
        Crowell, Weedon & Co........................................        125,000
        Dominick & Dominick, Incorporated...........................        125,000
        First Albany Corporation....................................        125,000
        Ladenburg, Thalmann & Co. Inc...............................        125,000
        C.J. Lawrence/Deutsche Bank Securities Corporation..........        125,000
        The Ohio Company............................................        125,000
        Parker/Hunter Incorporated..................................        125,000
        Pennsylvania Merchant Group Ltd.............................        125,000
        Ragen Mackenzie Incorporated................................        125,000
        Rauscher Pierce Refsnes, Inc................................        125,000
        Wedbush Morgan Securities...................................        125,000
                                                                      ----------------
                  Total.............................................     12,750,000
                                                                      ----------------
                                                                      ----------------


     In the U.S. Underwriting Agreement, the several U.S. Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Common Stock set forth in the table above, if any such shares are purchased. In the event of a default by any U.S. Underwriter, the U.S. Underwriting Agreement provides that, in certain circumstances, the purchase commitments of the nondefaulting U.S. Underwriters may be increased or the U.S. Underwriting Agreement may be terminated.

     Bethlehem has been advised by the U.S. Representatives that the several U.S. Underwriters propose initially to offer such shares to the public at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess of $0.45 per share. The U.S. Underwriters may allow, and such dealers may reallow, a concession not in excess of $0.10 per share to other dealers. After this public offering, the public offering price and such concessions may be changed.



     Bethlehem has granted to the U.S. Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 1,912,500 additional shares of Common Stock at the same price per share as the initial 12,750,000 shares of Common Stock to be purchased by the U.S. Underwriters. The U.S. Underwriters may exercise such option only to cover over-allotments in the sale of the shares of Common Stock that the U.S. Underwriters have agreed to purchase. To the extent that the U.S. Underwriters exercise such option, each U.S. Underwriter will have a firm commitment, subject to certain conditions, to purchase the same proportion of the option shares as the number of shares of Common Stock to be purchased and offered by such U.S. Underwriter in the above table bears to the total number of shares of Common Stock initially purchased by the U.S. Underwriters.



     Bethlehem has also entered into an International Underwriting Agreement with the International Underwriters named therein, for whom Salomon Brothers International Limited, J.P. Morgan Securities Ltd. and Morgan Stanley & Co. International Limited are acting as representatives (the "International Representatives"), providing for the concurrent offer and sale of 2,250,000 shares of Common Stock outside of the United States and Canada and providing the International Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 337,500 additional shares at the same price per share as the initial 2,250,000 shares of Common Stock to be purchased by the International Underwriters.


     The offering price and underwriting discounts for the U.S. Offering and the International Offering will be identical. The closing of the U.S. Offering is conditioned upon the closing of the International Offering, and the closing of the International Offering is conditioned upon the closing of the U.S. Offering.

     Each U.S. Underwriter has severally agreed that, as part of the U.S. Offering, (a) it is not purchasing any shares of Common Stock for the account of anyone other than a United States or Canadian Person and (b) it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of Common Stock or distribute this Prospectus to any person outside the United States or Canada or to anyone other than a United States or Canadian Person. Each International Underwriter has severally agreed that, as part of the International Offering, (a) it is not purchasing any shares of Common Stock for the account of any United States or Canadian Person and (b) it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of Common Stock or distribute any Prospectus relating to the International Offering to any person within the United States or Canada or to any United States or Canadian Person. The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the agreement between the U.S. Underwriters and the International Underwriters. "United States or Canadian Person" means any person who is a national or resident of the United States or Canada, any corporation, partnership or other entity created or organized in or under the laws of the United States or Canada, or any political subdivision thereof, any estate or trust the income of which is subject to United States or Canadian federal income taxation, regardless of the source of its income (other than a foreign branch of any United States or Canadian Person), and includes any United States or Canadian branch of a person other than a United States or Canadian Person.

     Each U.S. Underwriter that will offer or sell shares of Common Stock in Canada as part of the distribution has severally agreed that such offers and sales will be made only pursuant to an exemption from the prospectus requirements in each jurisdiction in Canada in which such offers and sales are made.

     Pursuant to the agreement between the U.S. Underwriters and the International Underwriters, sales may be made between the U.S. Underwriters and the International Underwriters of such number of shares of Common Stock as may be mutually agreed. The price of any shares of Common Stock so sold shall be the initial public offering price, less an amount not greater than the concession to securities dealers. To the extent that there are sales between the U.S. Underwriters and the International Underwriters pursuant to the agreement between the U.S. Underwriters and the International Underwriters, the number of shares initially available for sale by the U.S. Underwriters or by the International Underwriters may be more or less than the amount appearing on the cover page of this Prospectus.

     Bethlehem has agreed not to sell, or otherwise dispose of, directly or indirectly, or announce the offering of, any shares of Common Stock, or any securities convertible into, or exchangeable for, shares of Common Stock, except those offered in the Offerings or in connection with certain employee benefit plans or labor agreements, for a period of 90 days from the date hereof without the prior written consent of the U.S. Representatives and the International Representatives.

     The U.S. Underwriting Agreement and International Underwriting Agreement each provide that Bethlehem will indemnify the U.S. Underwriters and the International Underwriters, respectively, against certain liabilities, including liabilities under the Securities Act, or contribute to payments the U.S. Underwriters and the International Underwriters, as the case may be, may be required to make in respect thereof.

     In the ordinary course of business, Salomon Brothers Inc provides financial advisory services to Bethlehem and expects to do so in the future. In addition, affiliates of Salomon Brothers Inc have entered into interest rate swap transactions with Bethlehem and may do so in the future.

     In the ordinary course of their respective businesses, affiliates of J.P. Morgan Securities Inc. engage in commercial banking and investment banking transactions with Bethlehem and expect to do so in the future. Morgan Guaranty is agent bank for Bethlehem's revolving credit agreement.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for Bethlehem by G. P. Holsenbeck, Esq., Deputy General Counsel of Bethlehem. Certain legal matters will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom, 919 Third Avenue, New York, New York 10022. Skadden, Arps, Slate, Meagher & Flom has from time to time provided legal services to Bethlehem.

                                    EXPERTS

     The financial statements included in this Prospectus have been so included in reliance on the report of Price Waterhouse, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                        BETHLEHEM STEEL CORPORATION AND
                           CONSOLIDATED SUBSIDIARIES

                         INDEX TO FINANCIAL STATEMENTS

                                                                                       PAGE
                                                                                       ----
Year-End Financial Information:
  Consolidated Statements of Income -- Years Ended 1993, 1992 and 1991...............   F-2
  Consolidated Balance Sheets -- At December 31, 1993 and December 31, 1992..........   F-3
  Consolidated Statements of Cash Flows -- Years Ended 1993, 1992 and 1991...........   F-4
  Notes to Consolidated Financial Statements.........................................   F-5
  Report of Independent Accountants..................................................  F-17

Note: In the Notes to Consolidated Financial Statements references to "we", "us" and "our" refer to Bethlehem and its consolidated subsidiaries.

                       CONSOLIDATED STATEMENTS OF INCOME
                  (Dollars in millions, except per share data)

                                                                     YEAR ENDED DECEMBER 31
                                                               ----------------------------------
                                                                 1993         1992         1991
                                                               --------     --------     --------
NET SALES....................................................  $4,323.4     $4,007.9     $4,317.9
                                                               --------     --------     --------
COSTS AND EXPENSES:
  Cost of sales..............................................   3,834.2      3,789.9      4,045.4
  Depreciation (Note A)......................................     277.5        261.7        241.4
  Selling, administration and general expense................     156.9        159.3        171.0
  Estimated restructuring losses (Note D)....................     350.0           --        635.0
                                                               --------     --------     --------
TOTAL COSTS AND EXPENSES.....................................   4,618.6      4,210.9      5,092.8
                                                               --------     --------     --------
LOSS FROM OPERATIONS.........................................    (295.2)      (203.0)      (774.9)
FINANCING INCOME (EXPENSE):
  Interest and other income..................................       7.1          4.9          9.7
  Interest and other financing costs.........................     (63.2)       (57.2)       (45.5)
                                                               --------     --------     --------
LOSS BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF
  CHANGES IN ACCOUNTING......................................    (351.3)      (255.3)      (810.7)
BENEFIT (PROVISION) FOR INCOME TAXES (NOTE E)................      85.0         45.0         (2.0)
                                                               --------     --------     --------
LOSS BEFORE CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING
  [($3.37), ($2.86) AND ($11.01) PER SHARE]..................    (266.3)      (210.3)      (812.7)
CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING
  [($4.15) PER SHARE] (NOTE B)...............................        --       (340.0)          --
                                                               --------     --------     --------
NET LOSS.....................................................    (266.3)      (550.3)      (812.7)
DIVIDENDS ON PREFERRED AND PREFERENCE STOCK..................      39.8         24.3         24.7
                                                               --------     --------     --------
NET LOSS APPLICABLE TO COMMON STOCK [($3.37), ($7.01)
  AND ($11.01) PER SHARE]....................................  $ (306.1)    $ (574.6)    $ (837.4)
                                                               --------     --------     --------
                                                               --------     --------     --------

   The accompanying Notes are an integral part of the Consolidated Financial
                                  Statements.

                          CONSOLIDATED BALANCE SHEETS

                (Dollars in millions, except per share amounts)


                                                                                       DECEMBER 31
                                                                                  ----------------------
                                                                                    1993          1992
                                                                                  --------      --------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents (Note A)...........................................   $  228.9      $  208.2
  Receivables, less allowances of $16.3 and $15.7 (Note F).....................      503.2         403.3
  Inventories (Notes A, B and F):
    Raw materials and supplies.................................................      341.9         373.7
    Finished and semifinished products.........................................      494.8         455.0
    Contract work in progress less billings of $10.3 and $5.3..................       15.8          23.8
                                                                                  --------      --------
         Total Inventories.....................................................      852.5         852.5
  Other current assets.........................................................        6.5           5.5
                                                                                  --------      --------
TOTAL CURRENT ASSETS...........................................................    1,591.1       1,469.5
PROPERTY, PLANT AND EQUIPMENT, LESS ACCUMULATED DEPRECIATION OF
  $4,107.0 AND $4,255.1 (NOTE A)...............................................    2,634.3       2,804.5
INVESTMENTS AND MISCELLANEOUS ASSETS (NOTE A)..................................      124.0         150.2
DEFERRED INCOME TAX ASSET -- NET (NOTE E)......................................      926.7         829.2
INTANGIBLE ASSET -- PENSIONS (NOTE I)..........................................      600.6         239.6
                                                                                  --------      --------
TOTAL ASSETS...................................................................   $5,876.7      $5,493.0
                                                                                  --------      --------
                                                                                  --------      --------
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable.............................................................   $  360.9      $  375.7
  Accrued employment costs.....................................................      130.1         132.8
  Postretirement benefits other than pensions (Note J).........................      132.3         122.0
  Accrued taxes (Note E).......................................................       65.4          67.5
  Debt and capital lease obligations (Notes F and G)...........................       95.5          69.2
  Other current liabilities....................................................      130.0         126.0
                                                                                  --------      --------
TOTAL CURRENT LIABILITIES......................................................      914.2         893.2
PENSION LIABILITY (NOTES D AND I)..............................................    1,613.6       1,188.7
POSTRETIREMENT BENEFITS OTHER THAN PENSIONS (NOTES D AND J)....................    1,448.3       1,417.9
LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS (NOTES F AND G)...................      718.3         726.8
OTHER LONG-TERM LIABILITIES....................................................      485.7         477.0
STOCKHOLDERS' EQUITY (NOTES K, L AND M):
  Preferred Stock -- at $1 per share par value (aggregate liquidation
    preference of $481.2); Authorized 20,000,000 shares........................       11.6           6.5
  Preference Stock -- at $1 per share par value (aggregate liquidation
    preference of $95.1); Authorized 20,000,000 shares.........................        2.8           2.9
  Common Stock -- at $1 per share par value; Authorized 150,000,000 shares;
    Issued 93,412,852 and 92,511,105 shares....................................       93.4          92.5
    Held in treasury, 2,003,760 and 2,001,677 shares at cost...................      (59.7)        (59.7)
  Additional Paid-in Capital...................................................    1,588.4       1,420.8
  Retained Deficit (Note B)....................................................     (939.9)       (673.6)
                                                                                  --------      --------
TOTAL STOCKHOLDERS' EQUITY.....................................................      696.6         789.4
                                                                                  --------      --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.....................................   $5,876.7      $5,493.0
                                                                                  --------      --------
                                                                                  --------      --------


   The accompanying Notes are an integral part of the Consolidated Financial
                                  Statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in millions)

                                                                    YEAR ENDED DECEMBER 31
                                                                -------------------------------
                                                                 1993        1992        1991
                                                                -------     -------     -------
OPERATING ACTIVITIES:
  Net Loss....................................................  $(266.3)    $(550.3)    $(812.7)
  Adjustments for items not affecting cash from operating
     activities:
     Estimated restructuring losses (Note D)..................    350.0          --       635.0
     Cumulative effect of changes in accounting (Note B)......       --       340.0          --
     Depreciation.............................................    277.5       261.7       241.4
     Deferred income taxes....................................    (87.0)      (45.0)         --
     Other -- net.............................................     19.6        26.5        11.4
  Working capital*:
     Receivables..............................................    (99.9)        5.2        33.2
     Inventories..............................................       --       172.8       (41.6)
     Accounts payable.........................................       --       (59.2)       18.4
     Employment costs and other...............................     (5.6)      (17.6)       13.0
     Other -- net.............................................     14.9         1.0        20.6
                                                                -------     -------     -------
  CASH PROVIDED FROM OPERATING ACTIVITIES.....................    203.2       135.1       118.7
                                                                -------     -------     -------
  INVESTING ACTIVITIES:
     Capital expenditures.....................................   (327.1)     (328.7)     (563.9)
     Cash proceeds from sales of businesses and assets........     15.2       124.9        83.7
     Other -- net.............................................      5.6         7.2         0.4
                                                                -------     -------     -------
  CASH USED FOR INVESTING ACTIVITIES..........................   (306.3)     (196.6)     (479.8)
                                                                -------     -------     -------
  FINANCING ACTIVITIES:
     Pension financing (funding) (Note I):
       Pension expense........................................    183.6       188.7       184.6
       Pension funding........................................   (261.1)      (40.2)     (130.7)
     Revolving and other credit borrowings
       (payments) -- net......................................    (80.0)      (74.0)      144.0
     Long-term debt borrowings (Note F).......................    171.2       104.0       125.8
     Long-term debt and capital lease payments (Notes F and
       G).....................................................    (73.8)     (105.3)      (68.6)
     Restructured facilities payments.........................    (28.4)      (36.1)      (30.8)
     Cash dividends paid (Note M).............................    (36.1)      (22.5)      (52.9)
     Preferred Stock issued (Note M)..........................    248.4          --          --
     Common Stock issued (Note M).............................       --       171.3          --
                                                                -------     -------     -------
  CASH PROVIDED FROM FINANCING ACTIVITIES.....................    123.8       185.9       171.4
                                                                -------     -------     -------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS..........     20.7       124.4      (189.7)
CASH AND CASH EQUIVALENTS -- BEGINNING OF PERIOD..............    208.2        83.8       273.5
                                                                -------     -------     -------
                              -- END OF PERIOD................  $ 228.9     $ 208.2     $  83.8
                                                                -------     -------     -------
                                                                -------     -------     -------
SUPPLEMENTAL CASH PAYMENT INFORMATION:
  Interest, net of amount capitalized.........................  $  55.7     $  57.1     $  44.4
  Income taxes (Note E).......................................  $   3.7     $   1.3     $   1.9

- ---------------
* Excludes Financing Activities and Investing Activities.

   The accompanying Notes are an integral part of the Consolidated Financial
                                  Statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
A.  ACCOUNTING POLICIES

     Principles of Consolidation -- The consolidated financial statements include the accounts of Bethlehem Steel Corporation and all majority-owned subsidiaries and joint ventures.

     Cash and Cash Equivalents -- Cash equivalents consist primarily of overnight investments, certificates of deposit and other short-term, highly liquid instruments generally with original maturities at the time of acquisition of three months or less. Cash equivalents are stated at cost plus accrued interest, which approximates market.

     Inventories -- Inventories are valued at the lower of cost (principally
FIFO) or market. See Note B. Contract work in progress is valued at cost less billings. Estimated losses are recognized when first apparent and partial profits are based on percentage of completion.

     Investments -- Investments in associated enterprises accounted for by the equity method were $59.3 million and $63.0 million at December 31, 1993 and 1992. Associated enterprises are primarily 50% or less interests in coating and mining operations.

     Property, Plant and Equipment -- Property, plant and equipment is stated at cost. Maintenance, repairs and renewals which neither materially add to the value of the property nor appreciably prolong its life are charged to expense. Gains or losses on dispositions of property, plant and equipment are recognized in income. Interest is capitalized on significant construction projects and totaled $8.8, $17.3 and $26.8 million in 1993, 1992 and 1991.

         Our property, plant and equipment by major classification is:
         (Dollars in millions)

                                                                          DECEMBER 31
                                                                    -----------------------
                                                                      1993          1992
                                                                    ---------     ---------
    Land (net of depletion).......................................  $    50.9     $    53.3
    Buildings.....................................................      670.1         694.2
    Machinery and Equipment:
      Steel Manufacturing.........................................    4,960.2       5,381.8
      Other.......................................................      739.5         754.1
                                                                    ---------     ---------
                                                                      6,420.7       6,883.4
    Accumulated Depreciation......................................   (4,107.0)     (4,255.1)
                                                                    ---------     ---------
                                                                      2,313.7       2,628.3
    Construction-in-Progress......................................      320.6         176.2
                                                                    ---------     ---------
              Total...............................................  $ 2,634.3     $ 2,804.5
                                                                    ---------     ---------
                                                                    ---------     ---------

     Depreciation -- Depreciation, which includes amortization of assets under capital leases, is based upon the estimated useful lives of each asset group. The estimated useful life is 18 years for most steel producing assets. Steel assets, other than blast furnace linings, and most raw material producing assets are depreciated on a straight-line basis adjusted by an activity factor. This factor is based on the ratio of production and shipments for the current year to the average production and shipments for the current and preceding four years at each operating location. Annual depreciation after adjustment for this activity factor is not less than 75% nor more than 125% of straight-line depreciation. Depreciation after adjustment for this activity factor was $4.3 million more than straight line in 1993 and $6.1 and $21.9 million less than straight-line in 1992 and 1991. Through December 31, 1993, $37.4 million less accumulated depreciation has been recorded under this method than would have been recorded under straight-line depreciation.

     The cost of blast furnace linings is depreciated on a unit-of-production basis. All other assets are depreciated on a straight-line basis.

B.  ACCOUNTING CHANGES

     During 1993, we changed the method of valuing inventories from the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method. We believe the FIFO method of inventory valuation provides a more meaningful presentation of the financial position of the Corporation since it reflects more recent cost in the balance sheet. Also, in the current environment of low inflation, higher productivity, and lower production costs, the use of LIFO has not had a significant effect on operating results. FIFO will eliminate the distortions in reported financial results caused by liquidations of inventories which flow through cost of sales at lower costs prevailing many years ago. It will also improve the reporting of interim results by eliminating the requirement to estimate whether liquidations that occur in interim periods will be replaced by year end, which tends to cause liquidations and other LIFO adjustments to be recognized in the fourth quarter.

     This change in the method of valuing inventories had no effect on our loss per share for the year 1993. Prior years' financial statements have been restated to reflect this change. The restatement increased the 1992 loss before the cumulative effect of changes in accounting by about $10 million, or $.12 per share and the 1992 cumulative effect of changes in accounting by $90 million or $1.10 per share; increased the 1991 net loss by $45 million, or $.59 per share which includes increasing the estimated loss on restructuring by $60 million; and, increased retained earnings as of January 1, 1991 by about $560 million.

     During 1992, we adopted two new Financial Accounting Standards Board Statements, No. 106, Accounting for Postretirement Benefits Other Than Pensions and No. 109, Accounting for Income Taxes. The cumulative effect of these changes in accounting recorded as of January 1, 1992 was a $340 million net charge to income. Prior years' financial statements were not restated for these changes.

     Statement No. 106 requires postretirement benefits other than pensions, principally healthcare and life insurance, to be accrued as an expense over the period active employees become eligible for the benefits. Previously, such retiree benefits were generally expensed as claims were incurred. The cumulative effect of adopting Statement No. 106 was a $745 million charge, net of a $380 million deferred income tax benefit.

     Statement No. 109 requires financial statements to reflect deferred taxes for the future tax consequences of events recognized in different years for financial reporting and tax reporting purposes. The cumulative effect of adopting Statement No. 109 was a $405 million credit for the net deferred income tax asset.

C.  INDUSTRY SEGMENT INFORMATION
    (Dollars in millions)

                                                             1993         1992         1991
                                                           --------     --------     --------
    SALES:
      Trade:
         Basic Steel Operations..........................  $4,217.5     $3,849.7     $4,085.7
         Steel Related Operations........................     105.9        158.2        232.2
      Intersegment:
         Basic Steel Operations..........................       1.7          8.1         21.0
         Steel Related Operations........................      13.7         21.6         18.7
      Eliminations.......................................     (15.4)       (29.7)       (39.7)
                                                           --------     --------     --------
              Total......................................  $4,323.4     $4,007.9     $4,317.9
                                                           --------     --------     --------
                                                           --------     --------     --------
    ESTIMATED RESTRUCTURING LOSSES:
      Basic Steel Operations.............................  $  350.0     $     --     $  635.0
      Steel Related Operations...........................        --           --           --
                                                           --------     --------     --------
              Total......................................  $  350.0     $     --     $  635.0
                                                           --------     --------     --------
                                                           --------     --------     --------
    INCOME (LOSS) FROM OPERATIONS:
      Basic Steel Operations.............................  $ (273.6)    $ (214.3)    $ (753.6)
      Steel Related Operations...........................     (21.6)        11.3        (21.3)
                                                           --------     --------     --------
              Total......................................  $ (295.2)    $ (203.0)    $ (774.9)
                                                           --------     --------     --------
                                                           --------     --------     --------
    SHIPMENTS (TONS IN THOUSANDS):
      Basic Steel Operations.............................     8,997        8,431        8,303
                                                           --------     --------     --------
                                                           --------     --------     --------
    IDENTIFIABLE ASSETS:
      Basic Steel Operations.............................  $3,930.6     $3,896.3     $4,253.6
      Steel Related Operations...........................     119.9        139.0        139.5
      Corporate..........................................   1,826.2      1,457.7        315.2
                                                           --------     --------     --------
              Total......................................  $5,876.7     $5,493.0     $4,708.3
                                                           --------     --------     --------
                                                           --------     --------     --------
    DEPRECIATION:
      Basic Steel Operations.............................  $  271.9     $  256.0     $  235.1
      Steel Related Operations...........................       5.6          5.7          6.3
                                                           --------     --------     --------
              Total......................................  $  277.5     $  261.7     $  241.4
                                                           --------     --------     --------
                                                           --------     --------     --------
    CAPITAL EXPENDITURES:
      Basic Steel Operations.............................  $  323.8     $  325.8     $  554.3
      Steel Related Operations...........................       3.3          2.9          9.6
                                                           --------     --------     --------
              Total......................................  $  327.1     $  328.7     $  563.9
                                                           --------     --------     --------
                                                           --------     --------     --------

     A general description of our segments and their products and services is contained under the heading "BUSINESS -- Operations".

     Intersegment sales are generally at market prices. Corporate assets consist primarily of cash and cash equivalents, investments, deferred income tax asset and an intangible asset -- pensions.

D.  ESTIMATED RESTRUCTURING LOSSES

     On January 26, 1994, we announced a revised modernization plan for our Bethlehem Structural Products subsidiary which will result in a substantial reduction in the workforce and an elimination of certain products currently produced. Also, based on our continuing review of the current and projected coke market, we have concluded that we can not expect to recover both the remaining book value and required future investment if we rebuild and operate the idled coke plant at our Sparrows Point Division. Principally as a result of these actions, we recorded a restructuring loss in 1993 of $350 million ($290 million after tax or $3.19 per share). This loss includes certain employee benefit costs for pensions of about $75 million and postretirement benefits other than pensions cost of about $20 million for the reduction of employees related to these decisions.

     On January 29, 1992, we announced our plans to exit the business of our Bar, Rod and Wire Division and to reduce forces throughout the Corporation during 1992. We also announced that it was not feasible to make the necessary repairs to meet the ever more stringent environmental requirements at our Sparrows Point Division coke plant and, therefore, the coke plant had been idled and a significant portion of its book value had been written off. Principally as a result of these actions, we recorded a restructuring loss of $635 million ($8.35 per share with no tax effect). This loss includes certain employee benefit costs for pensions of about $190 million and postretirement benefits other than pensions of about $140 million for the reduction of employees related to the decisions.

E.  TAXES

         Our benefit (provision) for income taxes consisted of:
         (Dollars in millions)

                                                             1993        1992        1991
                                                            -------     -------     -------
    Federal -- current....................................  $    --     $    --     $    --
    State and foreign -- current..........................     (2.0)         --        (2.0)
                                                            -------     -------     -------
              Total current...............................     (2.0)         --        (2.0)
    Federal -- deferred...................................     87.0        45.0          --
                                                            -------     -------     -------
              Total benefit (provision)...................  $  85.0     $  45.0     $  (2.0)
                                                            -------     -------     -------
                                                            -------     -------     -------

     The benefit (provision) for income taxes differs from the amount computed by applying the Federal statutory rate to pre-tax income (loss). The computed amounts and the items comprising the total differences follow:

     (Dollars in millions)

                                                             1993        1992        1991
                                                            -------     -------     -------
    Pre-tax income (loss)
      United States.......................................  $(353.3)    $(260.4)    $(818.7)
      Foreign.............................................      2.0         5.1         8.0
                                                            -------     -------     -------
              Total.......................................  $(351.3)    $(255.3)    $(810.7)
                                                            -------     -------     -------
                                                            -------     -------     -------
    Computed benefit......................................  $ 123.0     $  86.8     $ 275.6
    Effect of change in rate on prior years(a)............     50.0          --          --
    Percentage depletion..................................      5.6         6.8          --
    Dividend received deduction...........................      2.4         2.7          --
    Valuation allowance...................................    (87.0)      (50.4)         --
    Loss in excess of allowable carrybacks................       --          --      (275.6)
    State and foreign taxes...............................     (2.0)         --        (2.0)
    Other differences -- net..............................     (7.0)        (.9)         --
                                                            -------     -------     -------
              Total benefit (provision)...................  $  85.0     $  45.0     $  (2.0)
                                                            -------     -------     -------
                                                            -------     -------     -------

- ---------------
(a) The 1993 Omnibus Budget Reconciliation Act increased the federal corporate income tax rate to 35% from 34%. This increase in the tax rate resulted in an increase in our deferred income tax asset of $25 million, net of a valuation allowance, which we recorded in 1993.

         The components of our net deferred income tax asset are as follows:
         (Dollars in millions)

                                                                            DECEMBER 31
                                                                         -----------------
                                                                          1993       1992
                                                                         ------     ------
    Temporary differences:
      Employee benefits................................................  $  980     $  950
      Depreciable assets...............................................    (240)      (310)
      Other............................................................      44        (12)
                                                                         ------     ------
              Total....................................................     784        628
    Operating loss carryforward........................................     550        510
                                                                         ------     ------
      Deferred income tax asset........................................   1,334      1,138
    Valuation allowance................................................    (407)      (309)
                                                                         ------     ------
      Deferred income tax asset -- net.................................  $  927     $  829
                                                                         ------     ------
                                                                         ------     ------

     Temporary differences represent the cumulative taxable or deductible amounts recorded in our financial statements in different years than recognized in our tax returns. Our employee benefits temporary difference includes amounts expensed in our financial statements for pensions, healthcare, life insurance and other postretirement benefits which become deductible in our tax return upon payment or funding in qualified trusts. The depreciable assets temporary difference represents generally tax depreciation in excess of financial statement depreciation. Other temporary differences represent principally various expenses accrued for financial reporting purposes which are not deductible for tax reporting purposes until paid. At December 31, 1993, we had regular tax net operating loss carryforwards of $1.6 billion and alternative minimum tax loss carryforwards of $800 million. Regular federal tax net operating loss carryforwards of $420 million expire in 1998 with the balance expiring in varying amounts from 1999 through 2008.

     Statement No. 109 requires that we record a valuation allowance when it is "more-likely-than-not that some portion or all of the deferred tax assets will not be realized." It further states, "forming a conclusion that a valuation allowance is not needed is difficult when there is negative evidence such as cumulative losses in recent years." The ultimate realization of this deferred tax asset depends on our ability to generate sufficient taxable income in the future. Bethlehem reported income before income taxes, restructuring charges and extraordinary gains in 1987 through 1990, incurred higher costs in 1991 and 1992 relating to unusual repair costs at a coke plant that has subsequently been temporarily idled and start-up costs of certain modernized facilities. Bethlehem has undergone substantial restructuring and made substantial strategic capital expenditures during the last several years. As a result, Bethlehem has a significantly lower and more competitive cost structure and our operating results before income taxes improved by about $250 million in 1993 over 1992 excluding the 1993 restructuring charge. Also, we have significant tax planning opportunities to manage taxable income including selection of depreciation methods and timing of contributions to our pension trust.

     While we believe that our total deferred tax asset will be fully realized by future operating results together with tax planning opportunities, our losses in recent years make it appropriate to record a valuation allowance. Accordingly, we have provided a valuation allowance at December 31, 1993 and 1992, equal to 50% of the total deferred tax asset related to our operating loss carryforward and our temporary differences exclusive of postretirement benefits other than pensions. We expect our annual financial statement expense for postretirement benefits other than pensions to exceed the annual amount deductible in our tax returns for several years. Furthermore, if we have a tax loss in any year in which our tax deduction exceeds our financial statement expense, the tax law currently provides for a 15-year carryforward of that loss against future taxable income. Under current law, we have a very long time to realize these future tax benefits. We believe, therefore, a valuation allowance is not necessary for the deferred tax asset related to our temporary difference for postretirement benefits other than pensions.

     If we are unable to generate sufficient taxable income in the future through operating results or tax planning opportunities, we will be required to increase our valuation allowance through a charge to expense (reducing our stockholders' equity). On the other hand, if we achieve sufficient profitability to use all of our deferred income tax asset, we will reduce the valuation allowance through a decrease to expense (increasing our stockholders' equity).

         In addition to income taxes, we incurred costs for certain other taxes as follows:
         (Dollars in millions)

                                                                1993       1992       1991
                                                               ------     ------     ------
    Employment taxes.........................................  $ 89.1     $ 88.7     $103.5
    Property taxes...........................................    27.5       26.7       27.4
    State and foreign taxes..................................     9.0       11.2       16.8
    Federal excise tax on coal...............................     3.3        5.3        7.1
                                                               ------     ------     ------
              Total other taxes..............................  $128.9     $131.9     $154.8
                                                               ------     ------     ------
                                                               ------     ------     ------

F.  LONG-TERM DEBT
    (Dollars in millions)


                                                                            DECEMBER 31
                                                                         -----------------
                                                                          1993       1992
                                                                         ------     ------
    Hot-dip galvanizing lines financing................................  $262.0     $220.5
    Revolving and other credit agreements..............................      --       80.0
    Debentures:
      6 7/8% Due 1999..................................................    18.8       18.8
      9% Due 2000......................................................    39.9       41.3
      8 3/8% Due 2001..................................................    41.6       41.6
      8.45% Due 2005...................................................    90.7       90.7
    Pollution control and industrial revenue bonds:
      5 1/4-8%, Due 1994-2002..........................................    78.1       90.7
      Variable interest at 50%-70% of prime rate, Due 1994-1996........    27.0       35.0
    Notes and loans:
      10 3/8% Senior Notes, Due 2003...................................   105.0         --
      9 5/8-12.75%, Due 1994-1997......................................    34.8       35.0
    Unamortized debt discount..........................................    (2.0)      (2.1)
    Amounts due within one year........................................   (57.4)     (33.2)
                                                                         ------     ------
              Total long-term debt.....................................  $638.5     $618.3
                                                                         ------     ------
                                                                         ------     ------


     Maturities and sinking fund requirements at December 31, 1993 for the next five years were $57.4 million in 1994, $61.8 million in 1995, $88.9 million in 1996, $71.9 million in 1997 and $75.6 million in 1998.

     During 1993, we sold $105 million of Senior Notes to finance the construction of a coal injection facility at our Burns Harbor Division. The Notes are unsecured senior obligations and are senior in right of payment to all existing and future subordinated indebtedness of Bethlehem. As unsecured senior obligations of Bethlehem, the notes will effectively be subordinate to secured senior indebtedness of Bethlehem. These notes contain covenants which impose certain limitations on Bethlehem's ability to incur or repay debt, to pay dividends and make other distributions on or redeem capital stock, or to sell, merge, transfer or encumber assets. See Note M, Stockholders' Equity.

     A major portion of the costs to construct hot-dip galvanizing lines at our Sparrows Point and Burns Harbor Divisions are financed through a $270 million loan agreement. Borrowings are collateralized by the coating lines and originally incurred interest based on the London Interbank Offered Rate (LIBOR). At December 31, 1993, $112 million of this debt incurs a fixed rate of 5.99% with the balance converted to a fixed rate of 5.69% in January 1994. This loan will be repaid in equal semiannual installments over a seven-year period. Repayment on $120 million of the loan began in 1993 with repayment on the balance beginning in 1994.

     Our revolving credit agreement expires on December 31, 1996, and is non-reducing with initial bank commitments of $400 million. The agreement permits additional banks to be added and the total commitment amount to be increased to $500 million. Borrowings under the revolver are subject to collateral coverage requirements and incur interest based on the prime rate, Federal Funds rate, certificate of deposit rates or LIBOR. Our accounts receivable and inventories are pledged as collateral for borrowings and letters of credit under the credit agreement and certain other obligations to participating banks. No borrowings were outstanding at December 31, 1993. We pay five eighths of 1% per annum commitment fee on the unused available credit.

     Our revolving credit and hot-dip galvanizing lines financing agreements contain restrictive covenants which require Bethlehem to maintain a minimum adjusted tangible net worth. At December 31, 1993 our adjusted tangible net worth exceeded the more restrictive of these requirements by about $1 billion.

     At December 31, 1993, interest rate swap agreements with notional amounts totaling $225 million effectively fix the interest rate on a like amount of our floating rate debt at 7.99% to 11.95%. These agreements expire from 1995 through 2001. Net payments or receipts under these agreements are included in interest expense.

     We estimate the aggregate fair value of our debt and related obligations exceeds the total debt recorded at December 31, 1993 by approximately $30 million and approximately equals the total debt recorded at December 31, 1992. We based our estimates on quoted market prices or current rates offered for debt with similar terms and maturities.

G.  LEASES

     We lease certain manufacturing facilities and equipment under capital leases, the most significant covers the two continuous casters at our Sparrows Point and Burns Harbor plants. The lease requires quarterly rental payments of $9 million plus interest at 1 1/4% above LIBOR. The amounts included in property, plant and equipment for capital leases were $319.5 million (net of $222.1 million accumulated amortization) and $337.9 million (net of $184.4 million accumulated amortization) at December 31, 1993 and 1992.

     Future minimum payments under noncancellable operating leases at December 31, 1993 were $18.1 million in 1994, $15.9 million in 1995, $14.9 million in
1996, $7.7 million in 1997, $5.9 million in 1998 and $32.6 million thereafter. Total rental expense under operating leases was $40.5, $49.8 and $46.6 million in 1993, 1992 and 1991.

H.  COMMITMENTS AND CONTINGENT LIABILITIES

     Based generally on our proportionate ownership in an iron ore associated enterprise, we are entitled to receive our share of the ore produced and are committed to pay our share of their costs. We received 2.7 million net tons of such iron ore in each of the years 1993, 1992 and 1991 at a net cost of $88.8 million, $89.1 million and $84.4 million.

     At December 31, 1993, we had outstanding approximately $192 million of purchase orders for additions and improvements to our properties.

     We, as well as other steel companies, are subject to various environmental laws and regulations imposed by federal, state and local governments. Because of the continuing evolution of the specific regulatory requirements and available technology to comply with the requirements, we cannot reasonably estimate the future capital expenditures and operating costs required to comply with these laws and regulations. Although it is possible that our future operating results in a particular quarterly or annual period could be materially affected by the future costs of environmental compliance, we do not believe the future costs of environmental compliance will have a material adverse effect on our consolidated financial position or on our competitive position with respect to other integrated domestic steelmakers subject to the same environmental requirements.

     In the ordinary course of our business, we are involved in various pending or threatened legal actions. In our opinion, adequate reserves have been recorded for losses which are likely to result from these proceedings. If such reserves prove to be inadequate, however, we would incur a charge to earnings which could be material to the results of operations in a particular future quarterly or annual period. We believe that any ultimate liability arising from these actions will not have a material adverse effect on our consolidated financial position.

I.  POSTRETIREMENT PENSION BENEFITS

     We have noncontributory defined benefit pension plans which provide benefits for substantially all employees. Defined benefits are based on years of service and the five highest consecutive years of pensionable earnings during the last ten years prior to retirement or a minimum amount based on years of service. We fund annually the amount required under ERISA minimum funding standards plus additional amounts as appropriate.

     The following sets forth the plans' actuarial assumptions used and funded status at year end together with amounts recognized in our consolidated balance sheets:

(Dollars in millions)

                                                                               DECEMBER 31
                                                                          ---------------------
                                                                            1993         1992
                                                                          --------     --------
Assumptions:
  Discount rate.........................................................     7.50%        8.50%
  Average rate of compensation increase.................................      3.3%         4.4%
Actuarial present value of benefit obligations:
  Vested benefit obligation.............................................  $4,816.4     $4,357.9
  Accumulated benefit obligation........................................   4,979.4      4,490.1
  Projected benefit obligation..........................................   5,208.6      4,822.7
Plan assets at fair value:
  Fixed income securities...............................................   1,955.0      1,979.8
  Equity securities.....................................................   1,232.2      1,006.0
  Cash and marketable securities........................................     178.6        315.6
                                                                          --------     --------
          Total plan assets.............................................  $3,365.8     $3,301.4
                                                                          --------     --------
Projected benefit obligations in excess of plan assets..................   1,842.8      1,521.3
Unrecognized net loss...................................................    (289.7)       (58.3)
Remaining unrecognized net obligation resulting from
  adoption of Statement No. 87..........................................    (293.5)      (339.0)
Unrecognized prior service cost from plan amendments....................    (307.1)      (174.9)
Adjustment required to recognize minimum liability -- Intangible
                                                   asset................     600.6        239.6
                                                       -- Additional
                                                   paid-in-capital
                                                          (pre-tax)
                                                   (Note M).............      60.5           --
                                                                          --------     --------
Pension liability.......................................................  $1,613.6     $1,188.7
                                                                          --------     --------
                                                                          --------     --------

         The assumptions used in each year and the components of our annual pension cost are as follows:
         (Dollars in millions)

                                                             1993        1992        1991
                                                            -------     -------     -------
    Assumptions:
      Return on plan assets...............................    9.50%       9.50%      10.25%
      Discount rate.......................................    8.50%       8.50%       9.25%
    Pension cost:
      Service cost -- benefits earned during the period...  $  39.3     $  45.0     $  45.6
      Interest on projected benefit obligation............    380.4       394.2       386.6
      Return on plan assets -- actual.....................   (308.8)     (250.0)     (582.7)
                             -- deferred..................      4.3       (62.2)      265.5
      Amortization of initial net obligation..............     37.7        37.8        43.9
      Amortization of unrecognized prior service cost
         from plan amendments.............................     19.8        18.8        21.0
                                                            -------     -------     -------
      Total defined benefit plans.........................    172.7       183.6       179.9
    PBGC premiums, administration fees, etc...............     10.9         5.1         4.7
                                                            -------     -------     -------
              Total cost..................................  $ 183.6     $ 188.7     $ 184.6
                                                            -------     -------     -------
                                                            -------     -------     -------

J.  POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     In addition to providing pension benefits, we currently provide healthcare and life insurance benefits for most retirees, and their dependents.

         Information regarding our plans' actuarial assumptions, funded status and liability follows:
         (Dollars in millions)

                                                                           DECEMBER 31
                                                                      ---------------------
                                                                        1993         1992
                                                                      --------     --------
    Assumptions:
      Discount rate.................................................      7.5%         8.5%
      Trend rate -- beginning.......................................      9.0%         9.5%
                  -- ending (year 2000).............................      4.6%         5.5%
    Accumulated postretirement benefit obligation:
      Retirees......................................................  $1,506.7     $1,413.7
      Fully eligible active plan participants.......................     126.8        105.1
      Other active plan participants................................     236.1        176.2
                                                                      --------     --------
              Total.................................................   1,869.6      1,695.0
    Plan assets at fair value -- Fixed income securities............     158.5        159.6
                                                                      --------     --------
    Accumulated postretirement benefit obligation in excess of plan
      assets........................................................   1,711.1      1,535.4
    Unrecognized net (loss) gain....................................    (130.5)         4.5
                                                                      --------     --------
    Balance sheet liability.........................................  $1,580.6     $1,539.9
                                                                      --------     --------
                                                                      --------     --------

         The assumptions used in each year and the components of our postretirement benefit cost follow:
         (Dollars in millions)

                                                                          1993       1992
                                                                         ------     ------
    Return on plan assets..............................................    9.5%       9.5%
    Discount rate......................................................    8.5%       8.5%
    Trend rate -- beginning............................................    9.5%       9.5%
               -- ending (2000)........................................    5.5%       5.5%
    Service cost.......................................................  $  9.0     $  9.0
    Interest on accumulated postretirement benefit obligation..........   144.1      139.0
    Return on plan assets -- actual....................................   (17.9)     (18.4)
                           -- deferred.................................     3.8        4.5
    Multi-employer plans...............................................     5.9        7.1
                                                                         ------     ------
              Total cost...............................................  $144.9     $141.2
                                                                         ------     ------
                                                                         ------     ------

     A 1% increase or decrease in the assumed healthcare trend rate would increase or decrease the accumulated postretirement benefit obligation by about $135 million and 1993 expense by about $13 million.

     In 1991, these postretirement benefits were expensed generally as claims were incurred except the estimated cost of post retirement life insurance was accrued over the working lives of those employees expected to qualify for such benefits. The 1991 expense was $112.9 million including multi-employer plans of $7 million.

     During 1992, legislation was enacted to replace the healthcare plan for certain former mine workers and their dependents with a new multi-employer plan. We estimate that this legislation will increase our annual future cost between $3 and $5 million. Based on the number of participants that have been assigned to us, our estimate of the net present value of the future payments to this fund at December 31, 1993 is $75 million.

K.  STOCKHOLDER RIGHTS PLAN

     We have a Stockholder Rights Plan under which holders of Common Stock have rights to purchase a new series of Preference Stock. When exercisable, each right entitles the holder to purchase a hundredth of a share of Series A Junior Participating Preference Stock at an exercise price of $80 per unit. The rights will become exercisable only if a person or group acquires 20% or more of Common Stock or begins a tender offer or exchange offer which would result in that person or group beneficially owning 20% or more of Common Stock. Subsequently, upon the occurrence of certain events, holders of rights will be entitled to purchase Common Stock of Bethlehem or a third-party acquiror worth twice the right's exercise price. Until the rights become exercisable, we will be able to redeem them at one cent per right. The rights expire on October 18, 1998.

L.  STOCK OPTIONS

     At December 31, 1993, we had options outstanding under our Stock Option Plans. The 1988 Stock Incentive Plan was approved by our stockholders on April 26, 1988. New options can be granted only under the 1988 Plan which reserved 3,000,000 shares of Common Stock for such use. At December 31, 1993, options on 60,870 shares of Common Stock were available for granting under the 1988 Plan. The option price is the fair market value of our Common Stock on the date the option is granted. Options issued under the 1988 Plan become exercisable either one or two years after the date granted and expire ten years from the date granted. Exercisable options may be surrendered for the difference between the option price and the fair market value of the Common Stock on the date of surrender. Depending on the circumstances, option holders receive either Common Stock, cash or a combination of Common Stock and cash.

     Changes in options outstanding during 1993 and 1992 under the Plans were as follows:

                                                                   NUMBER OF     OPTION PRICE
                                                                    OPTIONS        OR RANGE
                                                                   ---------     ------------
    Balance December 31, 1991....................................  2,542,223     7 3/4-27 1/8
      Granted....................................................    492,200     14 1/8
      Terminated or cancelled....................................   (123,104)    14-27 1/8
                                                                   ---------
    Balance December 31, 1992....................................  2,911,319     7 3/4-27 1/8
      Granted....................................................    532,600     19
      Terminated or cancelled....................................   (348,102)    8-27 1/8
      Surrendered or exercised...................................   (215,902)    7 3/4-17 5/8
                                                                   ---------
    Balance December 31, 1993....................................  2,879,915     8-26 1/8
                                                                   ---------
                                                                   ---------
    2,104,465 options outstanding were exercisable at December
      31, 1993.

M.  STOCKHOLDERS' EQUITY
    (Shares in thousands and dollars in millions, except per share data)

                                  PREFERRED       PREFERENCE
                                    STOCK           STOCK        COMMON STOCK    COMMON STOCK
                                  $1.00 PAR       $1.00 PAR       $1.00 PAR        HELD IN
                                    VALUE           VALUE           VALUE          TREASURY     ADDITIONAL  RETAINED
                                --------------  --------------  --------------  --------------   PAID-IN    EARNINGS
                                SHARES  AMOUNT  SHARES  AMOUNT  SHARES  AMOUNT  SHARES  AMOUNT   CAPITAL    (DEFICIT)
                                ------  ------  ------  ------  ------  ------  ------  ------  ----------  ---------
Balance December 31, 1990......  6,500  $ 6.5   2,606   $ 2.6   77,864  $77.9   1,997   $59.6    $1,287.7    $ 173.9
Effect of change in accounting
  (Note B).....................                                                                                557.0
Net loss for year..............                                                                               (812.7)
Preferred Stock dividends......                                                                      (5.6)     (16.9)
Preference Stock:
  Stock dividend...............                   129     0.1                                         1.7       (1.8)
  Issued.......................                   323     0.3                                         4.4
  Converted....................                  (345 )  (0.3 )    345    0.3
Common Stock:
  Dividends ($.40 per share)...                                                                      (7.6)     (22.8)
  Issued.......................                                    168    0.2                         0.8
                                ------  ------  ------  ------  ------  ------  ------  ------  ----------  ---------
Balance December 31, 1991......  6,500    6.5   2,713     2.7   78,377   78.4   1,997    59.6     1,281.4     (123.3)
Net loss for year..............                                                                               (550.3)
Preferred Stock dividends......                                                                     (22.5)
Preference Stock:
  Stock dividend...............                   133     0.1                                        (0.1)
  Issued.......................                   256     0.3                                         3.3
  Converted....................                  (233 )  (0.2 )    233    0.2
Common Stock:
  Stock acquired...............                                                     5     0.1
  Issued.......................                                 13,901   13.9                       158.7
                                ------  ------  ------  ------  ------  ------  ------  ------  ----------  ---------
Balance December 31, 1992......  6,500    6.5   2,869     2.9   92,511   92.5   2,002    59.7     1,420.8     (673.6)
Net loss for year..............                                                                               (266.3)
Minimum pension liability
  adjustment (Note I)..........                                                                     (50.0)
Preferred Stock:
  Dividends....................                                                                     (36.2)
  Issued.......................  5,123    5.1                                                       243.2
Preference Stock:
  Stock dividend...............                   138     0.1                                        (0.1)
  Issued.......................                   211     0.2                                         3.2
  Converted....................                  (407 )  (0.4 )    407    0.4
Common Stock:
  Stock acquired...............                                                     2
  Issued.......................                                    495    0.5                         7.5
                                ------  ------  ------  ------  ------  ------  ------  ------  ----------  ---------
Balance December 31, 1993...... 11,623  $11.6   2,811   $ 2.8   93,413  $93.4   2,004   $59.7    $1,588.4    $(939.9)
                                ------  ------  ------  ------  ------  ------  ------  ------  ----------  ---------
                                ------  ------  ------  ------  ------  ------  ------  ------  ----------  ---------

         Preferred and Preference Stock issued and outstanding:
         (Shares in thousands)

                                                                           DECEMBER 31
                                                                       --------------------
                                                                        1993          1992
                                                                       ------        ------
    Preferred Stock -- Authorized 20,000 shares
      $5.00 Cumulative Convertible Preferred Stock...................   2,500         2,500
      $2.50 Cumulative Convertible Preferred Stock...................   4,000         4,000
      $3.50 Cumulative Convertible Preferred Stock...................   5,123            --
    Preference Stock -- Authorized 20,000 shares
      Series "A" 5% Cumulative Convertible Preference Stock..........   2,171         2,339
      Series "B" 5% Cumulative Convertible Preference Stock..........     640           529

     During 1993, we issued 5.1 million shares of $3.50 Cumulative Convertible Preferred Stock for $248 million. Each share is convertible into 2.39 shares of Common Stock, subject to certain events.

     Each share of the $5.00 Cumulative Convertible Preferred Stock and the $2.50 Cumulative Convertible Preferred Stock issued in 1983 is convertible into
1.77 and .84 shares of Common Stock, respectively, subject to certain events.

     In accordance with our labor agreements, we issue Preference Stock to a trustee under the Employee Investment Program. Series "A" and Series "B" of Preference Stock have a cumulative dividend of 5% per annum payable at our option in cash, Common Stock or additional shares of Preference Stock. Each share of Preference Stock is entitled to vote with Common Stock on all matters and is convertible into one share of Common Stock.

     Under the covenants of our 10 3/8% Senior Notes, we can pay future dividends on our common stock, among certain other restrictions, only if such cumulative dividends do not exceed the aggregate net cash proceeds from the sale of capital stock plus 50% of a consolidated net income and minus 100% of a consolidated net loss since the second quarter of 1993, excluding certain restructuring charges. The amount available at December 31, 1993 under this covenant was $39 million.

N.  QUARTERLY FINANCIAL DATA (UNAUDITED)
    (Dollars in millions, except per share data)

                                                              1993                                        1992
                                            -----------------------------------------   ----------------------------------------
                                               1Q         2Q         3Q         4Q        1Q           2Q         3Q        4Q
                                            --------   --------   --------   --------   -------     --------   --------   ------
Net sales.................................  $1,020.4   $1,117.4   $1,055.3   $1,130.3   $ 995.4     $1,014.3   $1,007.8   $990.4
Cost of sales.............................     946.4    1,010.6      924.4      952.8     926.2        965.1      959.4    939.2
Estimated restructuring losses............        --         --         --      350.0        --           --         --       --
Net income (loss) as reported.............     (41.3)      (5.3)      31.2     (251.0)   (286.3)       (51.7)     (58.2)   (53.1)
Inventory method restatement net of income
  taxes (Note B)..........................       0.5       (8.3)      (0.5)       8.4     (97.2)(a)     (2.2)       1.5     (3.1)
Net income (loss) as restated.............     (40.8)     (13.6)      30.7     (242.6)   (383.5)       (53.9)     (56.7)   (56.2)
Per common share as reported..............     (0.54)     (0.18)      0.23      (2.87)    (3.82)       (0.76)     (0.76)   (0.65)
Per common share restatement (Note B).....      0.01      (0.09)     (0.01)      0.09     (1.28)(a)    (0.03)      0.02    (0.04)
Per common share as restated..............  $  (0.53)  $  (0.27)  $   0.22   $  (2.78)  $ (5.10)    $  (0.79)  $  (0.74)  $(0.69)

- ---------------
(a) Includes $90 million ($1.18 per share) for the cumulative effect of changes in accounting.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Bethlehem Steel Corporation

We have audited the accompanying consolidated balance sheets of Bethlehem Steel Corporation and its subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income and of cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements audited by us present fairly, in all material respects, the financial position of Bethlehem Steel Corporation and its subsidiaries at December 31, 1993 and 1992, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.

As discussed in Note B to the financial statements, the Company changed its methods of accounting for the cost of inventories in 1993 and for income taxes and postretirement benefits other than pensions in 1992.

Price Waterhouse

1177 Avenue of the Americas
New York, NY 10036

January 26, 1994

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY BETHLEHEM OR BY THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF BETHLEHEM SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.
                             ---------------------
                               TABLE OF CONTENTS


                                       PAGE
                                       ----
Available Information................     2
Incorporation of Certain Documents by
  Reference..........................     2
Prospectus Summary...................     3
Investment Considerations............     5
Recent Developments..................     9
Bethlehem............................    10
Use of Proceeds......................    14
Price Range of Common Stock..........    14
Capitalization.......................    15
Selected Consolidated Income
  Statement Data.....................    16
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................    17
Business.............................    21
Description of Capital Stock.........    30
Underwriting.........................    34
Legal Matters........................    36
Experts..............................    36
Index to Financial Statements........   F-1



15,000,000 SHARES


BETHLEHEM STEEL
CORPORATION

COMMON STOCK
($1.00 PAR VALUE)

SALOMON BROTHERS INC

J.P. MORGAN SECURITIES INC.
MORGAN STANLEY & CO.
INCORPORATED
PROSPECTUS


DATED MARCH 8, 1994

                                  [ALTERNATE]


PROSPECTUS



15,000,000 SHARES


BETHLEHEM STEEL CORPORATION
COMMON STOCK
($1.00 PAR VALUE)


Of the 15,000,000 shares of Common Stock of Bethlehem Steel Corporation ("Bethlehem" or the "Company") offered, 2,250,000 shares are being offered hereby outside the United States and Canada (the "International Offering") and 12,750,000 shares are being offered in a concurrent offering in the United States and Canada (the "U.S. Offering" and, collectively with the International Offering, the "Offerings"), subject to transfers between the International Underwriters and the U.S. Underwriters. The Price to Public and the Underwriting Discount per share will be identical for the Offerings. The closing of each of the International Offering and the U.S. Offering is conditioned upon the closing of the other such Offering. See "Underwriting."



The Common Stock of Bethlehem is listed under the symbol "BS" on the New York Stock Exchange ("NYSE") and the Chicago Stock Exchange ("CSE"). On March 7, 1994, the last sale price of Bethlehem's Common Stock as reported on the New York Stock Exchange Composite Tape was $21.50 per share.


PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER MATTERS DISCUSSED UNDER THE CAPTION "INVESTMENT CONSIDERATIONS."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
- --------------------------------------------------------------------------------

                                              PRICE TO          UNDERWRITING     PROCEEDS TO
                                              PUBLIC            DISCOUNT         BETHLEHEM(1)


Per Share..................................... $21.375          $0.75            $20.625
Total(2)...................................... $320,625,000     $11,250,000      $309,375,000


- --------------------------------------------------------------------------------


(1) Before deduction of expenses payable by Bethlehem estimated to be $468,000.



(2) Bethlehem has granted to the International Underwriters and the U.S. Underwriters 30-day options to purchase up to 337,500 additional shares and 1,912,500 additional shares, respectively, of Common Stock at the Price to Public less the Underwriting Discount solely to cover over-allotments, if any. If all such additional shares are purchased by the Underwriters, the total Price to Public, Underwriting Discount and Proceeds to Bethlehem will be $368,718,750, $12,937,500, and $355,781,250, respectively. See
    "Underwriting."



The shares of Common Stock are offered subject to receipt and acceptance by the Underwriters, to prior sale and to the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the shares will be made at the office of Salomon Brothers Inc, Seven World Trade Center, New York, New York, or through the facilities of The Depository Trust Company, on or about March 15, 1994.


SALOMON BROTHERS INTERNATIONAL LIMITED
                 J.P. MORGAN SECURITIES LTD.
                                   MORGAN STANLEY & CO. INTERNATIONAL

The date of this Prospectus is March 8, 1994.

                                  [ALTERNATE]

     IN CONNECTION WITH THE OFFERINGS, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THE OUTSTANDING $5.00 CUMULATIVE CONVERTIBLE PREFERRED STOCK, THE OUTSTANDING $2.50 CUMULATIVE CONVERTIBLE PREFERRED STOCK, THE OUTSTANDING $3.50 CUMULATIVE CONVERTIBLE PREFERRED STOCK AND THE OUTSTANDING COMMON STOCK OF BETHLEHEM AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK OR CHICAGO STOCK EXCHANGES, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     The shares of Common Stock offered in the International Offering (the "International Shares") may not be offered or sold, directly or indirectly, in the United States or Canada or to any person who is a United States or Canadian person, as part of the distribution of the International Shares. The distribution of this Prospectus and the offering of shares of Common Stock in certain jurisdictions may be restricted by law. Persons into whose possession the Prospectus comes are required by Bethlehem and the International Underwriters to inform themselves about and to observe any such restrictions, including, without limitation, compliance with the restrictions on distribution of this document applicable under the Companies Act 1985 and the Financial Services Act 1986 of the United Kingdom. See "UNDERWRITING."

                             AVAILABLE INFORMATION

     Bethlehem is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices in New York (Seven World Trade Center (Thirteenth Floor), New York, New York 10048) and in Chicago (Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661). Copies of such materials can be obtained at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Such materials also can be inspected at the offices of The New York Stock Exchange (20 Broad Street, New York, New York 10005) and the Chicago Stock Exchange (440 South LaSalle Street, Chicago, Illinois 60605).

     Bethlehem has filed with the Commission a Registration Statement on Form S-3 (herein, together with all amendments and exhibits thereto, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement and the exhibits and schedules thereto.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed with the Commission by Bethlehem (File No. 1-1941) are incorporated by reference in this Prospectus:

          1. Bethlehem's Annual Report on Form 10-K for the year ended December 31, 1992.

          2. Bethlehem's Amendment No. 2 on Form 10-K/A to Bethlehem's Annual Report on Form 10-K for the year ended December 31, 1992.

                                  [ALTERNATE]

          3. Bethlehem's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1993.

          4. Bethlehem's Current Report on Form 8-K dated March 5, 1993.

          5. The description of Bethlehem's Common Stock set forth in Article Fourth of Bethlehem's Restated Certificate of Incorporation.

          6. Bethlehem's Registration Statement on Form 8-A dated October 4, 1988, relating to Bethlehem's Preference Stock Purchase Rights.

     All documents filed by Bethlehem pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the shares of Common Stock offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Bethlehem hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein or in any incorporated document. Requests should be directed to Bethlehem Steel Corporation, Secretary, 1170 Eighth Avenue, Bethlehem, Pennsylvania 18016-7699 (Telephone Number: 610-694-7430).

                                  [ALTERNATE]

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the International Underwriting Agreement, Bethlehem has agreed to sell to each of the Underwriters named below (the "International Underwriters"), for whom Salomon Brothers International Limited, J.P. Morgan Securities Ltd. and Morgan Stanley & Co. International Limited are acting as representatives (the "International Representatives"), and each of the International Underwriters has severally agreed to purchase from Bethlehem, the number of shares of Common Stock set forth opposite its name below:


                                                                      NUMBER OF SHARES
                         INTERNATIONAL UNDERWRITERS                   TO BE PURCHASED
        ------------------------------------------------------------  ----------------
        Salomon Brothers International Limited......................        625,000
        J.P. Morgan Securities Ltd. ................................        625,000
        Morgan Stanley & Co. International Limited..................        625,000
        Barclays De Zoete Wedd Limited..............................         62,500
        Credit Lyonnais Securities..................................         62,500
        Daiwa Europe Limited........................................         62,500
        Deutsche Bank Aktiengesellschaft............................         62,500
        UBS Limited.................................................         62,500
        S.G. Warburg Securities Ltd.................................         62,500
                                                                      ----------------
                  Total.............................................      2,250,000
                                                                      ----------------
                                                                      ----------------


     In the International Underwriting Agreement, the several International Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Common Stock set forth in the table above, if any such shares are purchased. In the event of a default by any International Underwriter, the International Underwriting Agreement provides that, in certain circumstances, the purchase commitments of the nondefaulting International Underwriters may be increased or the International Underwriting Agreement may be terminated.


     Bethlehem has been advised by the International Representatives that the several International Underwriters propose initially to offer such shares to the public at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess of $0.45 per share. The International Underwriters may allow, and such dealers may reallow, a concession not in excess of $0.10 per share to other dealers. After this public offering, the public offering price and such concessions may be changed.



     Bethlehem has granted to the International Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 337,500 additional shares of Common Stock at the same price per share as the initial 2,250,000 shares of Common Stock to be purchased by the International Underwriters. The International Underwriters may exercise such option only to cover over-allotments in the sale of the shares of Common Stock that the International Underwriters have agreed to purchase. To the extent that the International Underwriters exercise such option, each International Underwriter will have a firm commitment, subject to certain conditions, to purchase the same proportion of the option shares as the number of shares of Common Stock to be purchased and offered by such International Underwriter in the above table bears to the total number of shares of Common Stock initially purchased by the International Underwriters.



     Bethlehem has also entered into a U.S. Underwriting Agreement with the U.S. Underwriters named therein, for whom Salomon Brothers Inc, J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated are acting as representatives (the "U.S. Representatives"), providing for the concurrent offer and sale of 12,750,000 shares of Common Stock in the United States and Canada and providing the U.S. Underwriters an option, exercisable during the 30-day period after the date of

                                  [ALTERNATE]


this Prospectus, to purchase up to 1,912,500 additional shares at the same price per share as the initial 12,750,000 shares of Common Stock to be purchased by the U.S. Underwriters.


     The offering price and underwriting discounts for the International Offering and the U.S. Offering will be identical. The closing of the International Offering is conditioned upon the closing of the U.S. Offering, and the closing of the U.S. Offering is conditioned upon the closing of the International Offering.

     Each International Underwriter has severally agreed that, as part of the International Offering, (a) it is not purchasing any shares of Common Stock for the account of any United States or Canadian Person and (b) it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of Common Stock or distribute this Prospectus to any person within the United States or Canada or to any United States or Canadian Person. Each U.S. Underwriter has severally agreed that, as part of the U.S. Offering, (a) it is not purchasing any shares of Common Stock for the account of anyone other than a United States or Canadian Person and (b) it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of Common Stock or distribute any Prospectus relating to the U.S. Offering to any person outside the United States or Canada or to anyone other than a United States or Canadian Person. The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the agreement between the International Underwriters and the U.S. Underwriters. "United States or Canadian Person" means any person who is a national or resident of the United States or Canada, any corporation, partnership or other entity created or organized in or under the laws of the United States or Canada, or any political subdivision thereof, any estate or trust the income of which is subject to United States or Canadian federal income taxation, regardless of the source of its income (other than a foreign branch of any United States or Canadian Person), and includes any United States or Canadian branch of a person other than a United States or Canadian Person.

     Each International Underwriter has severally represented and agreed that:
(a) it has not offered or sold and will not offer or sell in the United Kingdom, by means of any document, any shares of Common Stock other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Act 1985; (b) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the shares of Common Stock in, from or otherwise involving the United Kingdom; and (c) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the shares of Common Stock to a person who is of a kind described in Article 9(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1988 or is a person to whom the document may otherwise lawfully be issued or passed on. Each International Underwriter has also severally agreed, among other things, that it will not offer or sell any shares of Common Stock, or distribute the Prospectus or any offering materials relating to the Common Stock in any jurisdiction except in compliance with law.

     Pursuant to the agreement between the International Underwriters and the U.S. Underwriters, sales may be made between the International Underwriters and the U.S. Underwriters of such number of shares of Common Stock as may be mutually agreed. The price of any shares of Common Stock so sold shall be the initial public offering price, less an amount not greater than the concession to securities dealers. To the extent that there are sales between the International Underwriters and the U.S. Underwriters pursuant to the agreement between the International Underwriters and the U.S. Underwriters, the number of shares initially available for sale by the International Underwriters or by the U.S. Underwriters may be more or less than the amount appearing on the cover page of this Prospectus.

                                  [ALTERNATE]

     Bethlehem has agreed not to sell, or otherwise dispose of, directly or indirectly, or announce the offering of, any shares of Common Stock, or any securities convertible into, or exchangeable for, shares of Common Stock, except those offered in the Offerings or in connection with certain employee benefit plans or labor agreements, for a period of 90 days from the date hereof without the prior written consent of the International Representatives and the U.S. Representatives.

     The International Underwriting Agreement and the U.S. Underwriting Agreement each provide that Bethlehem will indemnify the International Underwriters and the U.S. Underwriters, respectively, against certain liabilities, including liabilities under the Securities Act, or contribute to payments the International Underwriters and the U.S. Underwriters, as the case may be, may be required to make in respect thereof.

     In the ordinary course of business, Salomon Brothers Inc provides financial advisory services to Bethlehem and expects to do so in the future. In addition, affiliates of Salomon Brothers Inc have entered into interest rate swap transactions with Bethlehem and may do so in the future.

     In the ordinary course of their respective businesses, affiliates of J.P. Morgan Securities Inc. engage in commercial banking and investment banking transactions with Bethlehem and expect to do so in the future. Morgan Guaranty is agent bank for Bethlehem's revolving credit agreement.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for Bethlehem by G. P. Holsenbeck, Esq., Deputy General Counsel of Bethlehem. Certain legal matters will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom, 919 Third Avenue, New York, New York 10022. Skadden, Arps, Slate, Meagher & Flom has from time to time provided legal services to Bethlehem.

                                    EXPERTS

     The financial statements included in this Prospectus have been so included in reliance on the report of Price Waterhouse, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                  [ALTERNATE]

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY BETHLEHEM OR BY THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF BETHLEHEM SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.
                             ---------------------
                               TABLE OF CONTENTS


                                       PAGE
                                       ----
Available Information................     2
Incorporation of Certain Documents by
  Reference..........................     2
Prospectus Summary...................     3
Investment Considerations............     5
Recent Developments..................     9
Bethlehem............................    10
Use of Proceeds......................    14
Price Range of Common Stock..........    14
Capitalization.......................    15
Selected Consolidated Income
  Statement Data.....................    16
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................    17
Business.............................    21
Description of Capital Stock.........    30
Underwriting.........................    34
Legal Matters........................    36
Experts..............................    36
Index to Financial Statements........   F-1



15,000,000 SHARES


BETHLEHEM STEEL
CORPORATION

COMMON STOCK
($1.00 PAR VALUE)

SALOMON BROTHERS
INTERNATIONAL LIMITED

J.P. MORGAN SECURITIES LTD.
MORGAN STANLEY & CO.
INTERNATIONAL

PROSPECTUS


DATED MARCH 8, 1994

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


        Securities and Exchange Commission registration fee..............  $135,473
        NASD filing fee..................................................    30,500
        Listing fee......................................................    60,375
        Blue sky fees and expenses.......................................    12,000
        Legal services...................................................    75,000
        Accounting services..............................................    75,000
        Transfer Agent and Registrar fees................................     1,500
        Printing expenses................................................    75,000
        Miscellaneous....................................................     3,152
                                                                           --------
                  Total..................................................  $468,000
                                                                           --------
                                                                           --------


All of the above items except the Securities and Exchange Commission registration fee, the NASD filing fee and the listing fees are estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of the State of Delaware gives Delaware corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with threatened, pending or completed actions, suits or proceedings to which they are parties or are threatened to be made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions; gives a director or officer who successfully defends an action the right to be so indemnified; and permits a corporation to buy directors' and officers' liability insurance. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or otherwise.

     Article IX of Bethlehem's By-laws requires Bethlehem to indemnify its directors and officers to the maximum extent permitted by the General Corporation Law of the State of Delaware. Article Eighth of Bethlehem's Restated Certificate also provides that Bethlehem may indemnify and advance expenses to its directors, officers, employees or agents to the fullest extent permitted by applicable law.

     Bethlehem has entered into individual Indemnification Assurance Agreements with each of its directors and executive officers pursuant to which Bethlehem has agreed to indemnify each of its directors and executive officers to the full extent provided by applicable law and the By-laws of Bethlehem as currently in effect. In addition, Bethlehem has established in connection with its indemnification policy an irrevocable letter of credit in an aggregate amount of $5 million to assure payment to each director and executive officer of any amounts to which they may become entitled as indemnification pursuant to the Bylaws in the event that, for any reason, Bethlehem shall not pay to them any such indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Bethlehem pursuant to the foregoing provisions, Bethlehem has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and therefore unenforceable.

     Bethlehem maintains insurance policies insuring its directors and officers against certain losses incurred by them as a result of claims based upon their actions or statements (including omissions to act or to make statements) as directors and officers. The aggregate amount payable for individual directors and officers under such policies in any policy year is limited to $75 million. After certain deductibles, Bethlehem is entitled to reimbursement of up to $50 million under such policies in connection with its indemnification of directors and officers.

     Bethlehem also maintains an insurance policy insuring those individuals who are fiduciaries, as defined by the Employee Retirement Income Security Act of 1974, under certain employee benefit plans of Bethlehem and its subsidiaries against certain losses incurred by them as a result of claims based on their responsibilities, obligations and duties under such Act. This fiduciary policy is subject to certain deductibles and has an annual aggregate limit of $30 million.

     Section 102(b)(7) of the General Corporation Law of the State of Delaware permits a Delaware Corporation to include in its certificate of incorporation a provision eliminating the potential monetary liability of a director to the corporation or its stockholders for breach of fiduciary duty as a director, provided that such provision shall not eliminate the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for improper payment of dividends, or (iv) for any transaction from which the director receives an improper personal benefit. Bethlehem's Restated Certificate includes such a provision in Article Ninth thereof.

ITEM 16. EXHIBITS.

       EXHIBIT
       NUMBER
- ---------------------
           1(a)      Form of U.S. Underwriting Agreement.
           1(b)      Form of International Underwriting Agreement.
           4(a)      Restated Certificate of Incorporation, as corrected by the Certificate of Correction relating thereto (Incorporated by reference from Exhibit
                     28 to Bethlehem's quarterly report on Form 10-Q for the quarter ended
                     June 3, 1988).
           4(b)      By-laws of Bethlehem Steel Corporation, as amended October 1, 1988
                     (Incorporated by reference from Exhibit 3 to Bethlehem's quarterly report on Form 10-Q for the quarter ended September 30, 1988).
           4(c)      Rights Agreement, dated as of September 28, 1988, between Bethlehem
                     Steel Corporation and Morgan Shareholder Services Trust Company
                     (Incorporated by reference from Exhibit 1,2 to Bethlehem's Application for Registration of Certain Classes of Securities on Form 8-A).
           4(d)      Certificate of Voting Powers, Designation, Preferences and Relative,
                     Participating, Optional or Other Special Rights, and the Qualifications,
                     Limitations and Restrictions Thereof, of the Employee Stock Ownership
                     Plan Convertible Preference Stock, Series B, of Bethlehem Steel
                     Corporation (Incorporated by reference from Exhibit 4 to Bethlehem's quarterly report on Form 10-Q for the quarter ended March 31, 1991).
           4(e)      Certificate of Voting Powers, Designation, Preferences and Relative,
                     Participating, Optional or Other Special Rights, and the Qualifications,
                     Limitations and Restrictions Thereof, of the $3.50 Cumulative
                     Convertible Preferred Stock (Par Value $1 Per Share) of Bethlehem Steel
                     Corporation, as amended and supplemented by the Certificate of Increase relating thereto (Incorporated by reference from Exhibit 4(c) to
                     Bethlehem's Annual Report on Form 10-K for the fiscal year ended
                     December 31, 1992).

       EXHIBIT
       NUMBER
- ---------------------
         4(f)        Form of Common Stock Certificate (Incorporated by reference from Exhibit
                     4(e) to Bethlehem's Registration Statement on Form S-3 (No. 33-48697)).
       **5           Opinion of G. P. Holsenbeck, Esq.
       *18           Price Waterhouse Letter regarding Change in Accounting.
      **23(a)        Consent of G. P. Holsenbeck, Esq. (included in Exhibit 5).
      **23(b)        Consent of Price Waterhouse.
       *24           Powers of Attorney.


- ---------------

 * Previously filed.


** Filed herewith.


ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (4) For purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-3 and has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethlehem and Commonwealth of Pennsylvania, on this 8th day of March, 1994.


                                            BETHLEHEM STEEL CORPORATION,
                                              Registrant

                                            By /s/  CURTIS H. BARNETTE
                                                     Curtis H. Barnette
                                                Chairman and Chief Executive
                                                            Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                 SIGNATURES                               TITLE                   DATE
- ---------------------------------------------  ----------------------------  ---------------
             /s/  CURTIS H. BARNETTE           Director, Chairman and Chief  March 8, 1994
             Curtis H. Barnette                  Executive Officer
                                                 (principal executive
                                                 officer)
             /s/  GARY L. MILLENBRUCH          Director, Executive Vice      March 8, 1994
             Gary L. Millenbruch                 President (principal
                                                 financial officer)
             /s/  LONNIE A. ARNETT             Vice President and            March 8, 1994
              Lonnie A. Arnett                   Controller (principal
                                                 accounting officer)



                          *                    Director                      March 8, 1994
            Benjamin R. Civiletti
                          *                    Director                      March 8, 1994
               Worley H. Clark
                          *                    Director                      March 8, 1994
           Herman E. Collier, Jr.
                          *                    Director                      March 8, 1994
               John B. Curcio
                          *                    Director                      March 8, 1994
            William C. Hittinger
                          *                    Director                      March 8, 1994
              Thomas L. Holton

                 SIGNATURES                               TITLE                   DATE
- ---------------------------------------------  ----------------------------  ---------------
                          *                    Director                      March 8, 1994
               Harry P. Kamen
                          *                    Director                      March 8, 1994
              Winthrop Knowlton
                          *                    Director                      March 8, 1994
           Robert McClements, Jr.
                          *                    Director                      March 8, 1994
               Roger P. Penny
                          *                    Director                      March 8, 1994
               Dean P. Phypers
                          *                    Director                      March 8, 1994
              William A. Pogue
                          *                    Director                      March 8, 1994
               John F. Ruffle
       *By       /s/  LONNIE A. ARNETT
              Lonnie A. Arnett
             (Attorney-in-Fact)

                                 EXHIBIT INDEX


  EXHIBIT                                                                             PAGE
  NUMBER                                DESCRIPTION                                  NUMBER
- ---------------------------------------------------------------------------------  -----------
   *1(a)   Form of U.S. Underwriting Agreement...................................
   *1(b)   Form of International Underwriting Agreement..........................
    4(a)   Restated Certificate of Incorporation, as corrected by the Certificate of Correction relating thereto (Incorporated by reference from Exhibit
           28 to Bethlehem's quarterly report on Form 10-Q for the quarter ended
           June 30, 1988)........................................................
    4(b)   By-laws of Bethlehem Steel Corporation, as amended October 1, 1988
           (Incorporated by reference from Exhibit 3 to Bethlehem's quarterly report on Form 10-Q for the quarter ended September 30, 1988).........
    4(c)   Rights Agreement, dated as of September 28, 1988, between Bethlehem
           Steel Corporation and Morgan Shareholder Services Trust Company
           (Incorporated by reference from Exhibit 1,2 to Bethlehem's Application for Registration of Certain Classes of Securities on Form 8-A)........
    4(d)   Certificate of Voting Powers, Designation, Preferences and Relative,
           Participating, Optional or Other Special Rights, and the
           Qualifications, Limitations and Restrictions Thereof, of the Employee
           Stock Ownership Plan Convertible Preference Stock, Series B, of
           Bethlehem Steel Corporation (Incorporated by reference from Exhibit 4 to Bethlehem's quarterly report on Form 10-Q for the quarter ended
           March 31, 1991).......................................................
    4(e)   Certificate of Voting Powers, Designation, Preferences and Relative,
           Participating, Optional or Other Special Rights, and the
           Qualifications, Limitations and Restrictions Thereof, of the $3.50
           Cumulative Convertible Preferred Stock (Par Value $1 Per Share) of
           Bethlehem Steel Corporation, as amended and supplemented by the
           Certificate of Increase relating thereto (Incorporated by reference from Exhibit 4(c) to Bethlehem's Annual Report on Form 10-K for the
           fiscal year ended December 31, 1992)..................................
    4(f)   Form of Common Stock Certificate (Incorporated by reference from
           Exhibit 4(e) to Bethlehem's Registration Statement on Form S-3 (No.
           33-48697)). ..........................................................
  **5      Opinion of G. P. Holsenbeck, Esq......................................
  *18      Price Waterhouse Letter regarding Change in Accounting................
 **23(a)   Consent of G. P. Holsenbeck, Esq. (included in Exhibit 5).............
 **23(b)   Consent of Price Waterhouse...........................................
  *24      Powers of Attorney....................................................


- ---------------

 * Previously filed.


** Filed herewith.